Exhibit 10.1

CREDIT AGREEMENT

among

MTR GAMING GROUP, INC.,
as the Borrower

CERTAIN SUBSIDIARIES OF THE BORROWER,
as Guarantors

THE LENDERS SIGNATORY HERETO

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

Dated as of August 1, 2011

i

Exhibit A-1:	Form of Borrowing Certificate
Exhibit A-2:	Form of Conversion/Continuation Notice
Exhibit A-3:	Form of Swingline Notice
Exhibit B-1:	Form of Revolving Note
Exhibit B-2	Form of Swingline Note
Exhibit C:	Form of Guaranty
Exhibit D:	Form of Joinder
Exhibit E:	Form of Compliance Certificate
Exhibit F:	Form of Security Agreement
Exhibit G:	Form of Mortgage
Exhibit H:	[Reserved]
Exhibit I:	MPI Real Property
Exhibit J:	PIDI Real Property
Exhibit K:	SDI Real Property
Exhibit L:	Form of Stock Pledge Agreement
Exhibit 3.1(h):	Form of Closing Date Certificate
Exhibit 3.1(i):	Form of Solvency Certificate
Exhibit 10.4(b):	Form of Assignment and Assumption

Schedule 2.1	Revolving Commitments

Schedule 3.1(r)	Closing Date Mortgaged Property
Schedule 4.1(c)	Real Property
Schedule 4.1(j)	Partnerships
Schedule 4.1(l)	Beneficial Owners of Capital Stock
Schedule 4.1(o)	Employee Benefit Plans
Schedule 4.1(r)	Intellectual Property
Schedule 4.1(t)	Material Contracts
Schedule 4.1(u)	Broker’s Fees
Schedule 4.1(z)	Business on Non-Core Land/Unrestricted Subsidiaries
Schedule 5.18(b)	Post-Closing Mortgaged Properties
Schedule 6.1	Existing Indebtedness
Schedule 6.2	Existing Liens
Schedule 6.5	Existing Investments

CREDIT AGREEMENT, dated as of August 1, 2011, among MTR GAMING GROUP, INC., a Delaware corporation (the “the Borrower”), CERTAIN SUBSIDIARIES of the Borrower listed on the signature pages hereto, as guarantors (each a “Guarantor” and collectively the “Guarantors”), the Lenders from time to time signatory hereto, J.P. MORGAN SECURITIES, LLC, as sole lead arranger and bookrunner, and JPMORGAN CHASE BANK, N.A., as administrative agent (“JPMCB” and, in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower has requested, and the Lenders have agreed to provide a senior secured, first priority revolving credit facility (the “Revolving Credit Facility”) subject to the terms and conditions set forth herein;

WHEREAS, the liens securing the Revolving Credit Facility will be subject to the terms of the Intercreditor Agreement; and

WHEREAS, the proceeds of loans under the Revolving Credit Facility shall be used in accordance with Section 2.04.

NOW THEREFORE, in consideration of the premises and the mutual covenants and the agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
Defined Terms

Section 1.1                                   Definitions.  As used in this Agreement, including, without limitation, the preamble, recitals, exhibits and schedules hereto, the following terms have the meanings stated:

“Account” has the meaning assigned to such term in the UCC as adopted and in effect in the State of New York.

“Action” against a Person means an action, suit, litigation, arbitration, investigation, complaint, contest, hearing, inquiry, inquest, audit, examination or other proceeding threatened or pending against or affecting such Person or its property, whether civil, criminal, administrative, investigative or appellate, in law or equity before any arbitrator or Governmental Body.

“Administrative Agent” means initially JPMCB, and thereafter, any successor Administrative Agent appointed pursuant to Section 9.8.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such Person, (ii) which directly or indirectly through one or more intermediaries beneficially owns or holds 10% or more of any class of the Voting Stock of such Person (or a 10% or greater equity interest in a Person which is not a corporation) or (iii) of which 10% or more of any class of the Voting Stock (or, in the case of a Person which is not a corporation, 10% or more of the equity interest) is beneficially owned or held directly or indirectly through one or more intermediaries by such Person.  For the purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  For purposes of determining an Affiliate of the Borrower and its Subsidiaries, the definition of “Affiliate” shall not include Administrative Agent or any Lender.

“Agreement” means this Credit Agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Applicable Margin” means, with respect to Revolving Loans that are LIBOR Loans, 4.00% per annum and, with respect to Revolving Loans and Swingline Loans that are Base Rate Loans, 3.00% per annum.

“Applicable Percentage” means with respect to any Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment.  If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Approved Fund” means any Fund that is administered or managed by a Lender, an Affiliate of a Lender, or an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means the sale, conveyance, transfer, lease or other disposition, whether in a single transaction or a series of related transactions (including, without limitation, dispositions pursuant to sale/leaseback transactions, by the Borrower or one of its Subsidiaries to any Person other than the Borrower or one of its Subsidiaries of: (i) any of the Capital Stock or other ownership interests of any Subsidiary of the Borrower or (ii) any other Property of the Borrower or any Property of its Subsidiaries, in each case not in the ordinary course of business of MTR or such Subsidiary.

Notwithstanding the foregoing, the following items will not be deemed to be Asset Sales: (a) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million; (b) any issuance or other such disposition of Capital Stock or other ownership interests of any Subsidiary to the Borrower or another Subsidiary; (c) any such disposition of Property between or among the Borrower or any Subsidiary; (d) the sale or other disposition of cash or Cash Equivalents; (e) any exchange of like Property pursuant to Section 1031 of the Code for use in a Related Business; (f) a payment or investment that is permitted by Section 6.8; (g) the disposition of all or substantially all of the assets of the Borrower or any Guarantor in a manner permitted pursuant to the provisions of Section 6.6 or any disposition that constitutes a Change of Control; (h) any grant of a non-exclusive license of trademarks, knowhow, patents and any other intellectual property or intellectual property rights; (i) dispositions that occur in the ordinary course of the Borrower’s or a Subsidiary’s business in connection with Permitted Liens and the granting of Liens not prohibited by Section 6.4; (j) the sale, lease or other transfer of inventory, products, services or accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Issuer, no longer economically practicable to maintain or useful in the conduct of the business of the Issuer and its Subsidiaries taken as whole); (k) the disposition of receivables in connection with the compromise, settlement, or collection thereof; (l) any surrender or waiver of contract rights or the settlement, release ,recovery on or surrender of contract, tort or other claims of any kind that occur in the ordinary course of the Borrower’s or any Subsidiary’s business; (m) the transactions contemplated by the Oil & Gas Leases and other sales or leases of oil, gas or mineral rights; and (n) the sale or other disposition of Non-Core Land.

“Assignee” has the meaning set forth in Section 10.4(b).

“Assignment” has the meaning set forth in Section 10.4(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, in substantially the form of Exhibit 10.4(b) or any other form approved by the Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an office), chief executive officer, chief financial officer, president or one of its executive or senior vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the greater of “prime rate” of interest in effect for such day as published in the Wall Street Journal.

“Base Rate Loans” means Revolving Loans bearing interest at a rate determined by reference to the Base Rate.

“Board of Directors” means, as to any Person, the board of directors or managers, or with respect to any joint venture, the managing venturer or such other Persons required to approve the applicable action under the joint venture agreement, as applicable, of such Person, or any committee thereof duly authorized to act on behalf of such Board.

“Board Resolution” means, as to any Person, a copy of a resolution certified by the Secretary, an Assistant Secretary or President of such Person to have been duly adopted by the Board of Directors, to be in full force and effect on the date of such certification and delivered to the trustee.

“Borrower” has the meaning assigned to that term in the preamble hereto.

“Borrowing” means the making of any Loan or issuance of any Letter of Credit.

“Borrowing Certificate” means a Borrowing Certificate substantially in the form of Exhibit A-1.

“Borrowing Date” means, with respect to any Revolving Loan, the date on which such Revolving Loan shall be made by the Lenders to the Borrower.

“Business Day” means a day other than Saturday or Sunday or other day on which commercial banks in New York City, New York are authorized or required by law or other governmental action to close; and, with respect to any borrowings, disbursements and payments in respect of and calculations, interest rates and interest periods pertaining to LIBOR Loans, such day is also a day on which dealings are carried on for deposits in Dollars by and among banks in the London interbank market.

“Capital Expenditure” means, for any period, the sum of (a) the aggregate amount of all expenditures (whether paid in cash or other consideration or accrued as a liability) that would, in accordance with GAAP, be included in additions to equipment, fixed assets, real property or improvements or other capital assets reflected in the consolidated statement of cash flows of such Person and its Subsidiaries for such period (including, without limitation, Capital Lease Obligations, but excluding transfers of assets between Subsidiaries except to the extent of cash expenditures to effect such transfers) and (b) to the extent not included pursuant to clause (a) above, the aggregate of all expenditures (whether paid in cash or other consideration (but excluding issuances of Capital Stock) or accrued as a liability) by such Person or any of its Subsidiaries during such period to acquire by purchase or otherwise, the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any person.

“Capital Lease Obligations” means, as applied to any Person, the obligations of such Person under any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means cash, money or currency.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for LC Obligations or obligations of Lenders to fund participations in respect of LC Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Bank.  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date of determination:

(a)                                  securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided, that the full faith and credit of the United States of America is pledged in support thereof);

(b)                                 time deposits, certificates of deposit, bankers’ acceptances and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000;

(c)                                  commercial paper issued by others rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s;

(d)                                 repurchase obligations with a term of not more than seven days for underlying securities of the types described in (a) and (b) above entered into with any financial institution meeting the qualifications specified in (b) above; or

(e)                                  money market funds, substantially all of the assets of which constitute Cash Equivalents of the kinds described in (a) through (d) of this definition;

and in the case of each of (a), (b), and (c) maturing within one year after the date of acquisition.

“Cash Management Obligations” means, with respect to any Credit Party, any obligations of such Credit Party owed to any Secured Party (or any of its affiliates) in respect of treasury management arrangements, depositary or other cash management services in connection with this Agreement or any Loan Document.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time, (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act), (b) the adoption of a plan relating to the liquidation or dissolution of the Borrower; or (c) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the Borrower measured by voting power rather than number of shares.

“Closing Date” means August 1, 2011.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit 3.1(h).

“Closing Date Mortgaged Property” has the meaning set forth in Section 3.1(o).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means, collectively, all of the real, personal and mixed property in which Liens are purported to be granted pursuant to the Security Documentation as security for the Obligations and shall exclude all real, personal and mixed property identified as “Excluded Property” in the Security Agreement.

“Commitment Fee” has the meaning set forth in Section 2.7(b)(i).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit E.

“Consents” means any approval, consent, authorization or order of, notice to or registration or filing with, or any other action by, any Governmental Body or other Person.

“Consolidated EBITDA” means, with respect to any period, an amount determined for the Borrower and its Subsidiaries on a consolidated basis equal to:  (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) to the extent taken into account in calculating Consolidated Net Income, the sum of (i) depreciation and amortization and other non-cash charges including imputed interest and deferred compensation for such period, all in accordance with GAAP (excluding any such non-cash charges to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), plus (ii) Interest Expense for such period, plus (iii) Taxes for such period plus (iv) other non-cash items to the extent such items reduce the Consolidated Net Income of such Person for such period (excluding any such non-cash item to the extent it represents an accrual or reserve for potential cash item in any prior period) plus (v) pre-opening expenses, calculated and classified as such in accordance with GAAP, incurred in connection with the opening of new gaming operations plus (vi) non-recurring cash severance charges for such period plus (vii) non-recurring impairment costs, plus (viii) non-recurring cash expenses incurred in connection with the pursuit of gaming in Ohio, plus (ix) amortization, write-off or other reasonable legal, accounting, financing, consulting, advisory and other out-of-pocket fees and expenses incurred in connection with debt financings, equity financings, acquisitions, recapitalizations, Investments, restructurings and/or divestitures (including, without limitation, the offering of the Secured Notes and the tender offers of the Existing Notes) permitted pursuant to this Agreement, plus (x) West Virginia capital reimbursements to the extent not already reflected in Consolidated Net Income, minus (c) to the extent taken into account in calculating Consolidated Net Income, the sum of (i) other non-cash items to the extent such items increase the Consolidated Net Income of such Person for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period) plus (ii) interest income.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and any of its Subsidiaries determined in accordance with GAAP; provided, however, that the following items shall be excluded from the computation of Consolidated Net Income:

(1)                                  any net income (loss) of any Immaterial Subsidiary, except that, subject to the limitations contained in (2) below:

(A)                              the net income (or, if applicable, such Person’s equity in the net income) of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash and the Fair Market Value of non-cash Property actually distributed by such Subsidiary during such period to such Person or one of its Subsidiaries as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (2) below) and

(B)                                such Person’s equity in a net loss of any such Subsidiary (other than an Immaterial Subsidiary) for such period shall be included in determining such Consolidated Net Income;

(2)                                  any net income (loss) of any Subsidiary of such Person if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to such Person, except that:

(A)                              such Person’s equity in the net income of any such Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Subsidiary during such period to such Person or another Subsidiary of such Person as a dividend (subject, in the case of a dividend to another Subsidiary of such Person, to the limitation contained in this clause), and

(B)                                such Person’s equity in a net loss of any such Subsidiary for such period shall be included in determining such Consolidated Net Income;

(3)                                  any gain or loss realized upon the sale or other disposition of any Property of such Person or its consolidated Subsidiaries (including pursuant to any Sale Leaseback Transaction) and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person or early extinguishment of Indebtedness, together with any related provision for taxes on any such gain;

(4)                                  items classified as extraordinary or any non-cash item classified as nonrecurring;

(5)                                  any non-cash charges related to fair value adjustments;

(6)                                  the cumulative effect of a change in accounting principles;

(7)                                  non-cash gains and losses attributable to movement in the mark-to-market valuation of Interest Rate Agreements; and

(8)                                  net income (loss) attributable to discontinued operations.

“Consolidated Net Tangible Assets” of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Restricted Subsidiaries is available, minus all current liabilities of such Person and its Restricted Subsidiaries reflected on such balance sheet other than the current portion of long-term debt, minus total goodwill and other intangible assets of such Person and its Restricted Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, Consolidated Net Tangible Assets shall be reduced by the current portion of any long-term debt that is past due or that has been reclassified as a current liability in accordance with GAAP as a result of an event of default.

“Continuing Directors” means during any period of 12 consecutive months after the Closing Date, individuals who at the beginning of any such 12-month period constituted the board of directors of the Borrower (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Borrower, if such agreement was approved by a vote of such majority directors).

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Core Gaming Asset” means (a) all or substantially all of the property and assets associated with the Borrower’s operations (excluding Non-Core Land) at (i) Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; (ii) Presque Isle Downs & Casino in Erie, Pennsylvania; and (iii) Scioto Downs in Columbus, Ohio, and (b) the Capital Stock of any Subsidiary that, directly or indirectly, owns or controls any of the property, assets or operations referred to in clauses (a)(i) through (a)(iii) of this definition.

“Credit Date” means the date of any Credit Extension.

“Credit Extension” means each of the following:  (a) a borrowing of Loans or (b) an issuing of Letters of Credit.

“Credit Party” means each of the Borrower and Guarantors.

“Current Assets” means, with respect to any Person, as at any date of determination, the total assets of such Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Current Liabilities” means, with respect to any Person, as at any date of determination, the total liabilities of such Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Debtor Relief Law” means the Bankruptcy Code of the United States of America, and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 7.9, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent any Issuing Bank, or any other Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 7.9) upon delivery of written notice of such determination to the Borrower, the Issuing Bank and any other Lender.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Eligible Assignee” means (a) any Lender or any Affiliate or Approved Fund of any Lender and/or (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and that extends credit or buys loans as its primary business; provided, that neither the Borrower nor any of its Affiliates shall be an Eligible Assignee; provided, further, that (i) no finding of unsuitability has been made or determined by any Gaming Authority against any Eligible Assignee, (ii) no consent or approval is required with respect to such Eligible Assignee which has not yet been obtained, (iii) Administrative Agent has provided to the Borrower notice of such assignment and (iv) so long as no Event of Default shall have occurred and be continuing, no Eligible Assignee shall be a competitor or an Affiliate of a competitor of any Credit Party.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed by, the Borrower or any of its Subsidiaries and any “employee benefit plan” as defined in Section 3(3) of ERISA which was sponsored, maintained or contributed to by, or required to be contributed to by, the Borrower of its Subsidiaries with respect to which the Borrower or any Subsidiary could incur liability.

“Environmental Laws” means all federal, state, provincial, local and foreign laws (including without limitation common law), statutes, regulations and rules whether now or hereinafter in effect relating in any way to the protection of the environment or the management, release or threatened release of any Hazardous Material, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act and the Toxic Substances Control Act, in each case as amended, and all rules, regulations, judgments, decrees, orders and licenses arising under all such laws.

“Environmental Liability” means any actual or contingent liability or obligations of any Credit Party directly or indirectly resulting from or based on (a) violations or alleged violations of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (c) exposure to any Hazardous Material, (d) the release or threatened release of any Hazardous Material into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed by or imposed on such Credit Party with respect to any of the foregoing.

“Environmental Permits” means all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws for the operations of any Credit Party.

“Equipment” means, as to any Credit Party, all of such Credit Party’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member, (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member, and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person is a member.  Any former ERISA Affiliate of any Credit Party shall continue to be considered an ERISA Affiliate of such Credit Party within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Credit Party and with respect to liabilities with respect to such entity arising after such period for which such Credit Party could be liable under the Internal Revenue Code or ERISA.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Cash Flow Offer” means the offer by the Borrower to repurchase an aggregate principal amount of Secured Notes as required by and pursuant to the terms of the Secured Notes Indenture at a price in cash equal to 101% of the aggregate principal amount of the Secured Notes repurchased, plus all accrued and unpaid interest and any additional interest on the Secured Notes repurchased pursuant to the Secured Notes Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise or similar taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 7.8), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 7.2(b), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 7.2(b), and (d) any Tax imposed by FATCA.

“Existing Credit Agreement” means that Credit Agreement, dated as of March 18, 2010, as amended by that Amendment No. 1, dated as of September 23, 2010, by and among the Borrower, as borrower, certain Subsidiaries of the borrower, as guarantors, the lenders from time to time party thereto, and Aladdin Credit Advisors, L.P., as the administrative agent, as amended, supplemented and otherwise modified prior to the date hereof.

“Existing Notes” means, collectively, the existing 12.625% Senior Secured Notes due 2014 and the existing 9% Senior Subordinated Notes due 2012.

“Fair Market Value” means with respect to any Property, the price which would be reasonably expected to be negotiated in an arm’s-length free market transaction, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.  Fair Market Value will be determined, except as otherwise provided:

(1)                                  if such Property has a Fair Market Value of less than or equal to $10.0 million, by any Officer of the Borrower; or

(2)                                  if such Property has a Fair Market Value in excess of $10.0 million, by a majority of the Board of Directors of the Borrower and evidenced by a Board Resolution, dated within 30 days of the relevant transaction (or the date of the written agreement with respect to such transaction), delivered to the Administrative Agent.

“FATCA” means Sections 1471 through 1474 of the Code, or any amended version or successor provision that is substantively comparable thereto, and, in each case, any regulations promulgated thereunder and any interpretation or other guidance issued in connection therewith.

“FF&E Financing” means purchase money indebtedness and Capital Lease Obligations, the proceeds of which are used solely by the Borrower and its Subsidiaries to finance the acquisition or lease after the Closing Date of newly acquired or leased furniture, fixtures or equipment (“FF&E”) used directly in the operation of a Gaming Facility of the Borrower and secured by a Lien on such FF&E in an amount not to exceed 100% of the cost of the FF&E so purchased or leased.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officers of the Borrower that such financial statements fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries on a consolidated basis as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Statements” means as of the Closing Date, (a) the audited financial statements of the Borrower and its Subsidiaries, on a consolidated and consolidating basis, for the Fiscal Year ended December 31, 2010, consisting of balance sheets and the related statements of income, stockholders’ equity and cash flows for such Fiscal Year, (b) the financial statements of the Borrower and its Subsidiaries, on a consolidated and consolidating basis, for the Fiscal Quarter ended March 31, 2011, consisting of balance sheets and the related statements of income, stockholders’ equity and cash flows for such Fiscal Quarter, (c) the management letters related to the financial statements referenced in clauses (a) and (b), (d) draft unaudited financial statements of the Borrower and its Subsidiaries, on a consolidated and consolidating basis, for the Fiscal Quarter ended June 30, 2011, consisting of balance sheets and the related statements of income, stockholders’ equity and cash flows for such Fiscal Quarter, in the case of clauses (c) and (d), certified by the chief financial officer or the executive vice president of accounting and finance of the Borrower that they fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year end adjustments.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower and each Subsidiary of the Borrower ending on December 31 of each calendar year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Obligations with respect to Letters of Credit issued by such Issuing Bank other than LC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Future Gaming Facility” means (i) any Gaming Facility owned or operated, or to be owned or operated, by the Borrower or its Subsidiaries after the Closing Date but which is not owned or operated by the Borrower or its Subsidiaries on the Closing Date and (ii) gaming operations initially conducted following the Closing Date at a Gaming Facility owned or operated by the Borrower as a result of the approval of additional permitted gaming activities by the applicable Gaming Authorities.

“GAAP” means generally accepted accounting principles in the United States as in effect on the Closing Date, consistently applied throughout the periods to which reference is made.

“Gaming Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, or any other agency, in each case, with authority to regulate any gaming or racing operation (or proposed gaming or racing operation) owned, managed or operated by the Borrower and its Subsidiaries.

“Gaming Equipment” means video lottery terminals, slot machines, table games and other gaming equipment permitted to be installed under applicable Gaming Laws governing the Gaming Facility in which such Gaming Equipment will be installed, and any related signage, accessories, surveillance and peripheral equipment.

“Gaming Facility” means any gaming or pari-mutuel wagering establishment and other Property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, spa, land, golf courses and other recreation and entertainment facilities, vessel, barge, ship and equipment, owned or operated by the Borrower or its Subsidiaries.

“Gaming Law” means the provisions of any gaming or racing laws or regulations of any jurisdiction or jurisdictions to which any of the Borrower and its Subsidiaries is, or may at any time after the date of this Agreement, be subject.

“Gaming License” means any Permit required to own, lease, operate or otherwise conduct gaming or racing activities of the Borrower and its Subsidiaries, including all licenses granted under Gaming Laws.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Body” means any agency, bureau, commission, court, department, official, political subdivision, tribunal or other instrumentality of any administrative, judicial, legislative, executive, regulatory, police or taxing authority of any government, whether supranational, national, federal, state, regional, provincial, local, domestic or foreign.

“Guarantors” means, collectively, the following (together with their respective successors and assigns):  (a) each of the domestic Subsidiaries of the Borrower listed on the signature pages hereto and (b) each other entity which becomes a Guarantor pursuant to Section 5.14 (each sometimes being referred to herein individually as a “Guarantor”).

“Guaranty” means the guaranty agreement substantially in the form set forth in Exhibit C.

“Guaranty Agreement” means the Guaranty, dated as of even date herewith, by and among MPI, PIDI, SDI and Administrative Agent, whereby each of MPI, PIDI and SDI shall have guarantied the Obligations.

“Hazardous Materials” means any hazardous or toxic substance, waste, contaminant, pollutant, gas or material, including, without limitation, radioactive materials, oil, petroleum and petroleum products and constituents thereof, which are regulated under any Environmental Law, including, without limitation, any substance, waste or material which is (a) designated a “pollutant,” “hazardous substance,” “extremely hazardous substance” or “toxic chemical” under any Environmental Law, or (b) regulated as hazardous or toxic in any way under the Regulations of any state where any Credit Party conducts its business or owns any real property or has any leasehold or in which any Relevant Property is located.

“Hedging Obligations” means, with respect to any Credit Party, any obligations of such Credit Party owed to any Secured Party (or any of its affiliates) under any agreements or documents (such agreement or documents, “Swap Agreements”) that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging any Credit Party’s (or its Subsidiary’s) exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.

“Hotel/Casino Facility” means, individually, and “Hotel/Casino Facilities” means, collectively, reference to the MPI Hotel/Casino Facilities, the SDI Facility and the PIDI Facility, in each case, including any future expansions thereof, related thereto or used in connection therewith, and all appurtenances thereto.

“Immaterial Subsidiary” means any Unrestricted Subsidiary designated by the Borrower as an Immaterial Subsidiary; provided, that all such designated subsidiaries may not in the aggregate at any time have total assets (calculated in accordance with GAAP) in excess of an aggregate amount of $7.5 million based on the Borrower’s most recent internally-available financial statements.

“Indebtedness” means, with respect to any Person, without duplication, the following:  (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services other than accounts payable and accrued liabilities that would be classified as current liabilities under GAAP which payables and expenses are incurred in respect of property or services purchased in the ordinary course of business; (c) all obligations of such Person evidenced by notes, bonds, debentures or similar borrowing or securities instruments; (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (e) all Capital Lease Obligations of such Person as lessee; (f) all obligations of such Person in respect of banker’s acceptances and letters of credit (to the extent not cash collateralized); (g) all net obligations of such Person in respect of any Hedging Obligations and Cash Management Obligations; (h) all obligations of such Person in respect of any guaranty by such Person of any obligation of another Person of the type described in clauses (a) through (g) of this definition; and (i) all obligations of another Person of the type described in clauses (a) through (h) secured by a Lien on the property or assets of such Person (whether or not such Person is otherwise liable for such obligations of such other Person).

“Indemnitee” has the meaning set forth in Section 7.3 hereof.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Intellectual Property” means, collectively, all copyrights, all patents and all trademarks, together with:  (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements granted to any Credit Party with respect to any of the foregoing, in each case whether now or hereafter owned or used including the licenses or other agreements with respect to any Collateral; (c) all customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; and (f) all causes of action, claims and warranties, in each case, now or hereafter owned or acquired by any Credit Party in respect of any of the items listed above.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, by and among the Borrower, the Guarantors party thereto, the Collateral Agent, the Trustee, the Second Lien Collateral Agent and the other Persons from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Consolidated EBITDA for the four-Fiscal Quarter period then ending, to (b) consolidated Interest Expense for such four Fiscal Quarter period (it being understood and agreed that for the calculation of Interest Coverage Ratio only, consolidated Interest Expense shall exclude any original issue discount, deferred financing fees or other similar non-cash interest).

“Interest Expense” means, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capital Lease Obligations for such period, the amortization of loan origination or structuring fees, original issue discount and any consent fee paid or accrued in favor of the holders of the Secured Notes), including, without limitation, discounts in connection with the sale of any Accounts and bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker’s acceptances or similar instruments, in each case attributable to such Person.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, the last day of each month, commencing on the first such date to occur after the Closing Date; and (ii) any LIBOR Loan, the last day of each Interest Period applicable to such LIBOR Loan; provided that in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include the date that is ninety (90) days after the commencement of such Interest Period.

“Interest Period” means, in connection with a LIBOR Loan, an interest period of one-, two-, three- or six-months, as selected by the Borrower in the applicable Borrowing Certificate or Conversion/Continuation Notice, (i) initially, commencing on the date of the Borrowing or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest

Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c), of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Maturity Date.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (a) any direct or indirect purchase, redemption, retirement or other acquisition for value by any Credit Party of, or of a beneficial interest in, any of the Securities (including any Capital Stock) of any Person and (b) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by any Credit Party to any other Person (other than the Borrower or any of its Subsidiaries), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person and/or constitute ordinary trade credit extended in the ordinary course of business.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Issuing Bank” means JPMCB in its capacity as issuer of Letters of Credit hereunder, or such other Lender acceptable to both the Borrower and the Administrative Agent as an Issuing Bank hereunder pursuant to Section 2.16; provided that such Lender has agreed to be an Issuing Bank.

“JPMCB” has the meaning set forth in the preamble hereof.

“Knowledge” means, with respect to any Credit Party as the context requires, the knowledge of any of such Credit Party’s Authorized Officers after notice and reasonable inquiry by such Authorized Officers.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Reimbursement Obligation” means, for any Letters of Credit, the obligations of any Person to pay any amounts due in connection therewith.

“LC Sublimit” means, at any time, the lesser of (i) $10 million, as such amount may be decreased pursuant to Section 2.16 from time to time, and (ii) the Revolving Commitments at such time.

“Landlord Access Agreement” means a landlord access agreement in a form reasonably satisfactory to Administrative Agent.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Administrative Agent in its sole discretion as not being required to be included in the Collateral.

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context requires otherwise, the term “Lenders” includes the Swingline Lenders.

“Letter of Credit” means any letter of credit issued or deemed issued pursuant to this Agreement.

“Letter of Credit Fee” has the meaning set forth in Section 2.7(b)(ii).

“Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) total consolidated Indebtedness for the Borrower and its Subsidiaries as of such day, to (b) Consolidated EBITDA for the four Fiscal Quarter period ending on such date.

“Liabilities” has the meaning set forth in Section 10.4(d) hereof.

“LIBOR” means, as to any Revolving Loan for any Interest Period, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (a) the rate quoted by Bloomberg Information Service (or by any successor or substitute for such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided by such Service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on the applicable Interest Rate Determination Date, as the rate for Dollar deposits with a maturity comparable to such Interest Period.  If such rate is not available at such time for any reason, LIBOR as to any LIBOR Loan for any Interest Period shall be the arithmetic mean (rounded upward, if necessary, to the next 1/16 of 1%) of the offered quotations of at least two Reference Banks to the prime banks in the London interbank market for dollar deposits with a maturity comparable to such Interest Period at approximately 11:00 a.m., London time, on the applicable Interest Rate Determination Date, by (b) an amount equal to (i) one minus (ii) the LIBOR Reserve Requirement.  For purposes of this definition, “Reference Banks” shall mean major banks in the London interbank market reasonably selected by Administrative Agent.

“LIBOR Loans” means Revolving Loans bearing interest at a rate determined by reference to LIBOR.

“LIBOR Reserve Requirement” means for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors of the Federal Reserve System or other

Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) maintained by a member bank of the Federal Reserve System.  The rate of interest on LIBOR Loans shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Requirement.

“License Agreement” has the meaning assigned to such term in Section 4.1(s).

“Lien” means any encumbrance, mortgage, pledge, hypothecation, hypothec, charge, lien, assignment or other security interest of any kind securing any obligation of any Person.

“Loan” means any of a Revolving Loan and a Swingline Loan.

“Loan Document” means any of this Agreement, the Revolving Notes (if any), the Security Documentation, the Intercreditor Agreement, the Guaranty Agreement and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of Administrative Agent or any Lender in connection herewith.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, liabilities, prospects or condition (financial or otherwise) of the Borrower and all of its Subsidiaries taken as a whole or (b) the ability of the Borrower or any other Credit Party to perform its obligations hereunder or under of any of the other Loan Documents.

“Material Contracts” means, with respect to any Person, each contract listed on Schedule 4.1(v), each contract which is a replacement or a substitute for any contract listed on such Schedule and each other contract to which such Person is a party which is material to the business, financial condition, operations, performance, properties or reasonably foreseeable business prospects of such Person and its Subsidiaries, taken as a whole.

“Maturity Date” means the earlier of (a) the five year anniversary of the Closing Date and (b) the date on which the Revolving Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Material Real Property” means any real property owned by the Borrower or any Guarantor in fee simple with a cost in excess of $10.0 million (provided that such $10.0 million threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of any of the Borrower’s Gaming Facilities or otherwise necessary for Real Property that constitutes Collateral to be in compliance with all requirements of law applicable to such Real Property).

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all Issuing Banks with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Banks in their sole discretion.

“Mining Agreement” means the Mining Agreement between Independence Recycling Inc. and Mountaineer Park, Inc.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a mortgage substantially in the form of Exhibit G.

“Mortgaged Property” shall mean (i) Closing Date Mortgaged-Property, (ii) Post-Closing Mortgaged Property and (iii) each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.14.

“MPI” means Mountaineer Park, Inc., a West Virginia corporation.

“MPI Hotel/Casino Facilities” means the racetrack, hotel and casino business and related activities conducted on the MPI Real Property known as “Mountaineer Casino, Racetrack & Resort,” “Mountaineer Racetrack & Gaming Resort,” “Mountaineer Lodge” and “Woodview Golf Course.”

“MPI Real Property” means the real property that is particularly described on Exhibit I.

“MTR Stock Pledge Agreement” means the Stock Pledge Agreement between the Borrower and the Administrative Agent, whereby the Borrower shall pledge the Capital Stock of MPI and SDI as security for the Obligations, to the extent permitted by the applicable Gaming Authority.

“Multiemployer Plan” means any plan which is a “multi-employer plan” as defined in Section 3(37) of ERISA.

“Net Insurance/Condemnation Proceeds” means an amount equal to:  (a) any cash payments or cash proceeds received by the Borrower or any of its Subsidiaries (i) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder or (ii) as a result of the taking of any assets of the Borrower and any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (b)(i) any actual and reasonable costs incurred by the Borrower and any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Borrower or such Subsidiary in respect thereof, and (ii) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (a)(ii) of this definition to the extent paid or payable to non-Affiliates, including income taxes payable as a result of any gain recognized in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Sections 7.9 and 10.1 and (ii) has been approved by the Required Lenders.

“Non-Core Land” means each of the following parcels of land, each of which is immaterial to the Borrower’s gaming operations and as to which the Borrower has no intention to develop:

(a)                                  the 255.896 acre parcel of land known as the “Quarry Parcel” in Hancock, West Virginia;

(b)                                 the 162.79 acre parcel of land known as the “Woodview Golf Course” in Hancock, West Virginia;

(c)                                  the 11.45 acre parcel of land known as the “Downs Property” in Erie, Pennsylvania;

(d)                                 the 25 acre parcel of land known as the “International Paper” site in Erie, Pennsylvania;

(e)                                  the 130 acre parcel of land known as the “Troyer Parcel” in Erie, Pennsylvania;

(f)                                    the 82.373 acre parcel of land known as the “Green Shingle” in Erie, Pennsylvania;

(g)                                 the approximately 390 acre portion of the land known as the “Original Mountaineer Parcel” which is located to the east of State Route 2 site in Hancock, West Virginia;

(h)                                 the 97.706 acre parcel of land known as the “Coldwell Parcel” in Hancock, West Virginia;

(i)                                     the 65.315 acre parcel of land known as the “Hazel Parcel” in Hancock, West Virginia;

(j)                                     the 69.09323 acre parcel of land known as the “Kource Parcel” site in Hancock, West Virginia;

(k)                                  the 1.755 acre parcel of land known as the “Glover/Daily Double Parcel” in Hancock, West Virginia;

(l)                                     the 6.788 acre parcel of land known as the “Jusczak Parcel” in Hancock, West Virginia;

(m)                               the 5.77 acre parcel of land known as the “J&T Parcel” in Hancock, West Virginia;

(n)                                 the 109.01 acre parcel of land known as the “LSW Sanitation Parcel” in Hancock, West Virginia;

(o)                                 the 0.92 acre parcel of land known as the “Smith Parcel” in Hancock, West Virginia;

(p)                                 the 70.213 acre parcel of land known as the “Watson Parcel” site in Hancock, West Virginia;

(q)                                 the 6.65 acre parcel of land known as the “Phillips Parcel” in Hancock, West Virginia;

(r)                                    the 234.99 acre parcel of land known as the “Logan/Realm Parcel” in Hancock, West Virginia;

(s)                                  the approximately 0.955 acre parcel of land known as the “Jefferson School Parcel” in Hancock, West Virginia;

(t)                                    the 1.95 acre parcel of land known as the “Carter Parcel” in Hancock, West Virginia;

(u)                                 the 0.084 acre parcel of land known as the “Maffeo Parcel” in Erie, Pennsylvania;

(v)                                 the 37.11 acre parcel of land known as the “Mara Parcel” in Franklin County, Ohio;

(w)                               the 38.017 acre parcel of land known as the “BOC Gas Parcel” in Hancock, West Virginia;

(x)                                   the 0.026 acre parcel of land known as the “Francis Parcel” in Allegheny County, Pennsylvania; and

(y)                                 the 0.028 acre parcel of land known as the “Carmody Parcel” in Allegheny County, Pennsylvania.

“Note” means each Revolving Note and Swingline Note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B-1 or B-2, as applicable.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Obligations” means all Indebtedness, obligations and liabilities of each Credit Party from time to time owed to Administrative Agent, the Lenders or any of them, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any other Loan Document or in respect of any Loan, any note or any other instruments at any time evidencing any obligation under this Agreement or any other Loan Document or any Hedging Obligations or Cash Management Obligations (including under any of the Revolving Loans made or reimbursement or other monetary obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof), whether for principal, prepayment premium, interest (including, without limitation, interest, as provided in this Agreement accruing after the filing of a petition initiating any insolvency proceedings, whether or not such interest accrues or is recoverable against the Borrower after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding), fees, (including, without limitation, fees accruing after the filing of a petition initiating any insolvency proceedings, whether or not such fees accrue or are recoverable against the Borrower after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding) expenses, indemnification or otherwise.

 “Ohio License” means the authorization, approval or other similar permission by the Governor, legislature or other regulatory authority of the State of Ohio enabling the installation and operation video lottery terminals at Scioto Downs Racetrack in Columbus, Ohio.

“Oil & Gas Leases” means the two Paid-Up Oil & Gas Leases each dated May 10, 2011 between Mountaineer Park, Inc. and Chesapeake Appalachia, L.L.C.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned to such term in clause (d) of Section 10.4(a).

“Pension Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and which is sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any Subsidiary of the Borrower or any of their respective ERISA Affiliates and any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and which was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower, any Subsidiary of the Borrower or any of their respective ERISA Affiliates with respect to which the Borrower or any of its Subsidiaries could incur liability.

“Permit” means any permit, license, approval, consent, permission, notice, franchise, confirmation, endorsement, waiver, certification, registration, qualification, clearance or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any federal, state, provincial, local or foreign Regulation.

“Permitted Acquisition” means any acquisition by the Borrower or any Guarantor, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,

(a)                                  immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(b)                                 all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable permits;

(c)                                  in the case of the acquisition of Capital Stock, all of the Capital Stock acquired or otherwise issued by such Person or any newly formed Guarantor in connection with such acquisition shall be owned 100% by the Borrower or a Guarantor thereof, and to the extent such Person is a domestic Subsidiary of the Borrower or a Guarantor, to the extent permitted by any relevant Gaming Authorities, the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, take proper actions to cause such domestic Subsidiary to be a “Grantor” under the Security Documentation;

(d)                                 the Borrower and its Subsidiaries shall be in compliance with (i) the negative covenants and (ii) the financial covenants, in each case, on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended;

(e)                                  any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business (or reasonably related or incidental thereto) in which the Borrower and/or its Subsidiaries are engaged as of the Closing Date;

(f)                                    the Borrower shall have delivered to Administrative Agent at least five Business Days prior to such proposed acquisition, a compliance certificate evidencing compliance as required by clause (e) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate such compliance; and

(g)                                 the acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, replacement, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, replacement, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended; provided that any refinancing of the Secured Notes shall have a final maturity date that is at least six months following the Maturity Date, (c) at the time thereof, no Event of Default shall have occurred and be continuing, and (d) (i) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, replacement, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (ii) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is secured by Liens that are subordinated to the Liens securing the Obligations, such modification, refinancing, replacement, refunding, renewal or extension is unsecured or secured by Liens that are subordinated to the Liens securing the Obligations on terms at least as favorable to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (iii) the terms and conditions of any such modified, refinanced, replaced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the interests of the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended; provided that a certificate of an Authorized Officer delivered to the Administrative Agent at least ten Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such ten Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iv) such modification, refinancing, replacement, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PGCB” means the Pennsylvania Gaming Control Board and any successor thereto.

“PIDI” means Presque Isle Downs, Inc., a Pennsylvania corporation.

“PIDI Facility” means the racetrack, hotel and casino business and related activities conducted on the PIDI Real Property known as “Presque Isle Downs.”

“PIDI Real Property” means the real property that is particularly described on Exhibit J.

“Pre-Closing Diligence Certificate” means a certificate in form satisfactory to Administrative Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Post-Closing Mortgaged Property” has the meaning set forth in Section 5.18 hereto.

“Principal Office” means, for Administrative Agent, its office located at 383 Madison Avenue, New York, NY 10017, or such other office as Administrative Agent may from time to time designate in writing to the Borrower, the Issuing Bank and each Lender.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person.

“Projections” has the meaning set forth in Section 5.1(d).

“Rating Agencies” has the meaning set forth in Section 10.4(d) hereof.

“Register” has the meaning set forth in Section 2.5(b).

“Regulation” means each applicable law, rule, regulation, order, guidance or recommendation (or any change in its interpretation or administration) by any Governmental Body, central bank or comparable agency and any request or directive (whether or not having the force of law) of any of those Persons and each judgment, injunction, order, writ, decree or award of any Governmental Body, arbitrator or other Person.

“Related Business” means the business conducted (or proposed to be conducted) by the Borrower and its Subsidiaries in connection with any Gaming Facility and any and all reasonably related businesses necessary for, in support, furtherance or anticipation of and/or ancillary to or in preparation for, such business including, without limitation, the development, expansion or operation of any Gaming Facility (including any land-based, dockside, riverboat or other type of casino), owned or to be owned, leased or managed by the Borrower or one of its Subsidiaries.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Property” means, for the Borrower and its Subsidiaries, all sites, facilities, locations, real property and leaseholds (a) presently owned, leased, used or operated, or owned, leased, used or operated by the Borrower or any of its Subsidiaries (whether or not such properties are currently owned, leased, used or operated by any Credit Party), (b) at which any Hazardous Material has been transported, disposed, treated, stored or released by the Borrower or any of its Subsidiaries, or (c) that are directly adjacent to any sites, facilities, locations, real property or leaseholds presently owned, leased, used or operated, or owned, leased, used or operated by the Borrower or any of its Subsidiaries.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposure and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposure and unused Revolving Commitments at such time.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of the Borrower or its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of the Borrower or its Subsidiaries now or hereafter outstanding; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower or its Subsidiaries now or hereafter outstanding; (d) management or similar fees payable to any shareholder of the Borrower or any of its Affiliates; and (e) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, the Secured Notes, any unsecured Indebtedness or any subordinated Indebtedness.

 “Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swingline Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate.  The amount of each Lender’s Revolving Commitment, if any, is set forth on Schedule 2.1 or in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions hereof.  The aggregate amount of the Revolving Commitments as of the Closing Date is $20 million.

“Revolving Commitment Period” means the period from and including the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) the date that is five years after the Closing Date and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

“Revolving Credit Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment as of such date; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swingline Lender, the aggregate outstanding principal amount of all Swingline Loans (net of any participations therein by other

Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swingline Loans, in each case as of such date.

“Revolving Credit Facility” has the meaning set forth in the Recitals hereto.

“Revolving Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.1(a).

“Revolving Note” means a promissory note made by the Borrower to a Lender, substantially in the form of Exhibit B-1, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“SDI” means Scioto Downs, Inc., an Ohio Corporation.

“SDI Facility” means the real property, improvements and appurtenances located on the SDI Real Property on which SDI owns and operates a harness horse racing facility with parimutuel wagering known as “Scioto Downs.”

“SDI Real Property” means the real property that is particularly described on Exhibit K.

“Sale/Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement pursuant to which Property is sold or transferred by such Person or a Subsidiary of such Person and within six months thereafter is leased back from the purchaser or transferee thereof by such Person or one of its Subsidiaries.

“Scioto Downs Offer” means the offer by the Borrower to repurchase $150.0 million in aggregate principal amount of Secured Notes at price in cash equal to 100% of the aggregate principal amount of the Secured Notes repurchased, plus all accrued and unpaid interest and any additional interest on the Secured Notes repurchased, if neither the Borrower nor any other Credit Party is granted the Ohio License prior to June 1, 2012, (or such earlier date selected by the Borrower following its reasonable determination that no Credit Party will obtain the Ohio License prior to June 1, 2012) pursuant to the Secured Notes Indenture.

“Second Lien Collateral Agent” means Wilmington Trust, National Association, a national banking association, as collateral agent for the Second Lien Secured Parties (as defined in the Intercreditor Agreement).

“Second Lien Trustee” means Wilmington Trust, National Association, a national banking association, as trustee under the Secured Notes Indenture.

“Secured Notes” means the 11.50% Senior Secured Second Lien Notes due 2019 issued by the Borrower under the Secured Notes Indenture.

“Secured Notes Indenture” means the Indenture, dated as of August 1, 2011, among the Borrower, as issuer, the guarantors party thereto, the Second Lien Collateral Agent and the Second Lien Trustee, governing the Secured Notes and the Secured PIK Notes.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Bank and all other holders of First Lien Obligations at such time, including without limitation, the parties to any Hedging Obligations or Cash Management Obligations, if any.

“Secured PIK Notes” means the PIK Notes issued by the Borrower under the Secured Notes Indenture.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization” has the meaning set forth in Section 10.4(d) hereof.

“Securitization Parties” has the meaning set forth in Section 10.4(d) hereof.

“Security Agreement” means the Pledge and Security Agreement, dated as of even date herewith, by and among the Borrower, the Guarantors and Administrative Agent, as collateral agent for the Secured Parties, substantially in the form of Exhibit F.

“Security Documentation” or “Security Documents” means the Security Agreement, the Trademark Security Agreements, the Stock Pledge Agreements, the Mortgages and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Loan Documents (including, without limitation, all UCC financing statements) in order to grant to Administrative Agent, for the benefit of the Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of the Borrower substantially in the form of Exhibit 3.1(l).

“Solvent” means, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the Indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

“Stock Pledge Agreement” means the MTR Stock Pledge Agreement and any other stock pledge agreement, substantially in the form of Exhibit L, required to be delivered by the Credit Parties to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding; provided, further, that Unrestricted Subsidiaries shall be excluded from this definition, for so long as such Unrestricted Subsidiaries, either individually or in the aggregate, are Immaterial Subsidiaries.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total  Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder, or such other Lender acceptable to both the Borrower and the Administrative Agent as an Swingline Lender hereunder pursuant to Section 2.15; provided that such Lender has agreed to be an Issuing Bank.

“Swingline Loan” means a Loan made pursuant to Section 2.15.

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.15(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swingline Note” means a promissory note made by the Borrower to the Swingline Lender, substantially in the form of Exhibit B-2, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplemented.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net or gross income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office) or franchise or similar taxes imposed on in lieu of such taxes and any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.

“Title Policy” has the meaning set forth in Section 3.1(r).

“Trademark Security Agreement” has the meaning set forth in the Security Agreements.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unrestricted Subsidiary” means (a) Three Rivers Gaming, Inc, a Pennsylvania corporation; Keystone State Development, Inc., a Pennsylvania corporation; Mountaineer Magic, Inc., a West Virginia corporation; Speakeasy Gaming of Reno, Inc., a Nevada corporation; Golden Palace Casinos, a Minnesota Corporation; RacelineBet, Inc., an Oregon corporation, Excal Energy Operating, Inc., an Ohio corporation; Mid-America Racing, Inc., an Ohio corporation; Excal Energy Corporation, a Michigan corporation; Jackson Trotting Association, LLC, a Michigan limited liability company; Crystal Exploration Co., Inc., a Michigan corporation; MTR-Harness, Inc., a Minnesota corporation; Jackson Racing, Inc., a Michigan corporation; Speakeasy Gaming of Las Vegas, Inc., a Nevada corporation; ExCal Energy Operating, Inc., an Ohio corporation; SDRS, Inc., an Ohio corporation; Keystone Downs, LLC, a Pennsylvania limited liability company; and Keystone State Properties, LLC, a Pennsylvania limited liability company; and (b) any subsidiary of an Unrestricted Subsidiary.

“Unsuitable Lender” has the meaning set forth in Section 10.4(e).

“Voting Stock” means securities of any class or classes of a Person, the holders of which are ordinarily , in the absence of contingencies, entitled to vote for corporate directors (or Persons performing equivalent functions).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

Section 1.2                                   Accounting Terms.  Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by the Borrower to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP (and delivered together with the reconciliation statements provided for in Section 5.1(f), if applicable).  Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Financial Statements.

ARTICLE II

The Loans

Section 2.1                                   Revolving Commitments.

(a)                                  During the Revolving Commitment Period, subject to and upon the terms and conditions hereof and relying on the representations and warranties set forth herein, each Lender, severally, and not jointly and severally, agrees to make Revolving Loans and to acquire participations in any Letters of Credit or Swingline Loans to the Borrower in the aggregate amount up to but not exceeding such Lender’s Revolving Commitment.  No Lender shall have an obligation to make a Revolving Loan in excess of such Lender’s Applicable Percentage of the Revolving Commitment.  Amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed during the Revolving Commitment Period.  Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b)                                 Each Lender’s unfunded Revolving Commitment shall terminate immediately and without further action on the Revolving Commitment Termination Date.

(c)                                  The Revolving Loans shall (i) bear interest as provided in Section 2.6 hereof and (ii) be entitled to the security interests, Collateral and other rights and benefits provided pursuant to the other Loan Documents.

Section 2.2                                   Borrowing Mechanics for Revolving Loans.

(a)                                  Revolving Loans that are Base Rate Loans or LIBOR Loans shall be made, in each case, in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount (or such lesser amount as shall constitute the entire Revolving Commitment then available).

(b)                                 Whenever the Borrower desires that the Lenders make Revolving Loans, the Borrower shall deliver to Administrative Agent a fully executed Borrowing Certificate (a) in the case of LIBOR Loans, not later than 11:00 a.m. (New York City time) at least three (3) Business Days in advance of the proposed Borrowing Date (other than the Closing Date), or (b) in the case of Base Rate Loans, not later than 11:00 am (New York City time) at least two (2) Business Days in advance of the proposed Borrowing Date (other than the Closing Date), which Borrowing Date shall be a Business Day.

(c)                                  Notice of receipt of each Borrowing Certificate in respect of Revolving Loans, together with the amount of each Lender’s Applicable Percentage thereof shall be provided by Administrative Agent to each applicable Lender by facsimile with reasonable promptness, but (provided, Administrative Agent shall have received such notice by 11:00 a.m. (New York City time)) not later than 11:00 a.m. (New York City time) on the next Business Day following Administrative Agent’s receipt of such Borrowing Certificate from the Borrower.

(d)                                 Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Borrowing Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office.  Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to the Borrower on the applicable Borrowing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to an account of the Borrower designated in writing to Administrative Agent.

Section 2.3                                   Applicable Percentages.  All Loans shall be made, and all participations shall be purchased, by Lenders simultaneously and proportionately to their respective Applicable Percentages, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

Section 2.4                                   Use of Proceeds.  (a) The proceeds of the Revolving Loans shall be used by the Borrower solely (i) to refinance existing debt, (b) to finance the ongoing working capital and general corporate needs of the Borrower and its Subsidiaries, (c) to finance capital expenditures, and (d) to pay transaction fees and expenses incurred in respect of the transactions contemplated hereby.  No portion of the proceeds of the Revolving Loans shall be used by the Borrower or any Subsidiary of the Borrower in any manner that might cause such Borrowing or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act, in each case as in effect on the date or dates of such Borrowing and such use of proceeds.

Section 2.5                                   Evidence of Debt; Register; Notes.

(a)                                  Lenders’ Evidence of Debt.  Each Lender shall maintain on its internal records an account or accounts evidencing the Indebtedness of the Borrower to such Lender, including the amounts of the Revolving Loans owed to it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on the Borrower, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitment, Revolving Loans or the Borrower’s Obligations in respect of any Revolving Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)                                 Register.  Administrative Agent shall maintain, as agent for the Lenders, at Administrative Agent’s Principal Office, a register for the recordation of the names and addresses of each Lender and the Revolving Loans owed to each Lender (the “Register”).  The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.  Administrative Agent shall record in the Register the fees, interest and the outstanding balance of the Revolving Loans, and each repayment or prepayment in respect of the principal amount of and interest, fees and other amounts with respect to the Revolving Loans, and any such recordation shall be conclusive and binding on the Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the principal outstanding amount of the Revolving Loans, or the Borrower’s Obligations in respect thereto.  No transfer of the Revolving Loans and/or any interests therein shall be effective until such transfer is recorded in the Register.  The Borrower hereby designates the entity serving as Administrative Agent to serve as the Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.5, and the Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees” pursuant to Section 7.3.

(c)                                  Notes.  If so requested by any Lender by written notice to the Borrower (with a copy to Administrative Agent) prior to any Credit Date, or at any time thereafter, the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.4) on the Credit Date (or, if such request is delivered after the Credit Date, promptly after the Borrower’s receipt of such request) a Revolving Note (in the form of Exhibit B-1) or a Swingline Note (in the form of Exhibit B-2), as applicable, to evidence such Lender’s Loans.

Section 2.6                                   Interest.

(a)                                  Applicable Rates.  Except as otherwise set forth herein, the each Loan outstanding shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) at a rate per annum equal to (i) if a LIBOR Loan, LIBOR plus the Applicable Margin, (ii) if a Base Rate Loan, the Base Rate plus the Applicable Margin and (iii) if a Swingline Loan, the Base Rate plus the Applicable Margin.

(b)                                 Determining the Applicable Rate of Interest.  The basis for determining the rate of interest with respect to any Revolving Loan, and the Interest Period with respect to any LIBOR Loan, shall be selected by the Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Borrowing Certificate or Conversion/Continuation Notice, as the case may be.  If on any day a Revolving Loan is outstanding with respect to which a Borrowing Certificate or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Revolving Loan shall be a Base Rate Loan.

(c)                                  LIBOR Periods.  In connection with LIBOR Loans there shall be no more than ten (10) Interest Periods outstanding at any time.  In the event the Borrower fails to specify between a Base Rate Loan or a LIBOR Loan in the applicable Borrowing Certificate or Conversion/Continuation Notice, such Loan (if outstanding as a LIBOR Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan).  In the event the Borrower fails to specify an Interest Period for any LIBOR Loan in the applicable Borrowing Certificate or Conversion/Continuation Notice, the Borrower shall be deemed to have selected an Interest Period of one month.  As soon as practicable after 10:00 a.m.  (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and each Lender.

(d)                                 Calculation of Interest Rates.  Interest payable pursuant to Section 2.6(a) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Revolving Loan, the date of the making of such Revolving Loan or the first Business Day of an Interest Period applicable to such term or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loans, as the case may be, shall be included, and the date of payment of such Revolving Loan or the expiration date of an Interest Period applicable to such Revolving Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, as the case may be, shall be excluded; provided, if such Revolving Loan is repaid on the same day on which it is made, one day’s interest shall be paid on such Revolving Loan.

(e)                                  Payment/Accrual of Interest.  Except as otherwise provided herein, all interest on the Revolving Loans shall be payable in arrears on (i) each Interest Payment Date, (ii) the date of any reduction or termination of Revolving Commitments, and (iii) the Maturity Date.

(f)                                    Default Interest.  Upon the occurrence and during the continuance of an Event of Default described in Section 8.1, the principal amount of the Revolving Loans and, to the extent permitted by applicable law, any past due interest payments on the Revolving Loans or any fees or other amounts owed hereunder, in each case whether at stated maturity, by notice of prepayment, by acceleration or otherwise, shall thereafter bear interest (including, without limitation, interest, as provided in this Agreement, accruing after the filing of a petition initiating any insolvency proceedings, whether or not such interest accrues or is recoverable against the Borrower after the filing of such petition for purposes of the Bankruptcy Code or is an allowed claim in such proceeding) payable on demand at a rate that is 2.0% per annum in excess of the interest rate otherwise payable hereunder with respect to the Revolving Loans; provided, in the case of LIBOR Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.0% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this Section 2.6(f) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

(g)                                 Changed Circumstances.  If the introduction of or any change in or in the interpretation of (in each case, after the date hereof) any law or regulation applicable to any Lender makes it unlawful, or any Governmental Body asserts, after the date hereof, that it is unlawful, for any Lender to perform its obligations hereunder to maintain the Revolving Loans at LIBOR, such Lender shall notify Administrative Agent of such event and Administrative Agent shall notify the Borrower of such event, and the right of the Borrower to apply LIBOR to any subsequent Interest Period shall be suspended until Administrative Agent shall notify the Borrower that the circumstances causing such suspension no longer exist, and all Revolving Loans shall be converted from LIBOR Loans to Base Rate Loans; provided, that if the date of such repayment or proposed conversion is not the last day of an Interest Period applicable to the Revolving Loans, the Borrower shall also pay any amount due pursuant to Section 7.5.

Section 2.7                                   Fees.

(a)                                  The Borrower agrees to pay to Administrative Agent, solely for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(b)                                 The Borrower agrees to pay to Administrative Agent, during the Revolving Commitment Period, for the account of the Lenders, the following fees:

(i)                                     commitment fees equal to (x) the average daily amount of Revolving Commitments that have not been funded as Revolving Loans, times (y) .50% per annum (the “Commitment Fee”); and

(ii)                                  letter of credit fees equal to the Applicable Margin for Revolving Loans maintained as LIBOR Loans on the outstanding stated amount of Letters of Credit (the “Letter of Credit Fee”) to be shared proportionately by the Lenders under the Revolving Credit Facility in accordance with their participation in the respective Letter of Credit.

(c)                                  The Borrower agrees to pay directly to Issuing Bank, for its own account, the following fees:

(i)                                     a fronting fee accruing at 0.25% per annum on the average aggregate daily maximum amount available to be drawn under all Letters of Credit (determined as of the close of business on any date of determination); and

(ii)                                  such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(d)                                 All fees referred to in Section 2.7(c) and 2.7(d)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, commencing on September 30, 2011 and terminating on the Revolving Commitment Termination Date.

Notwithstanding the foregoing, any commitment fee which accrued with respect to the Revolving Commitment of a Defaulting Lender prior to the time such Lender became a Defaulting Lender shall not be payable by Borrower so long as such Lender remains a Defaulting Lender except to the extent that such commitment fee was due and payable by Borrower to the time such Lender became a Defaulting Lender; provided that no such commitment fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  All fees referred to in Sections 2.7(a)-(b)

shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Applicable Percentage thereof.

Section 2.8                                   Repayment.  Subject to Sections 2.9 and 2.10, the Loans shall be due and payable, and the Borrower shall be required to repay all of the Obligations (including, without limitation, all accrued and unpaid principal and interest on the principal amounts of the Loans), on the Maturity Date.

Section 2.9                                   Optional Prepayments and Revolving Commitment Reductions.

(a)                                  Any time and from time to time, Borrower may prepay any Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 (together with any amounts due pursuant to Section 7.5 in the case of LIBOR Loans); provided that notice of any such prepayment shall be given to the Administrative Agent not later than 12:00 p.m. (New York City time), on (i) the Business Day prior to the date of prepayment in the case of Base Rate Loans (or same day notice in the case of Swingline Loans) or (ii) the third Business Day prior to the date of prepayment in the case of LIBOR Loans.  Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.

(b)                                 Any time and from time to time, Borrower may permanently reduce the Revolving Commitments or the LC Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. (New York City time) three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an amount that is an integral multiple of $1,000,000 and (iii) the Borrower shall not terminate or reduce (A) the Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the total outstanding would exceed the total Revolving Commitment, or (B) the LC Sublimit if, after giving effect thereto, the outstanding amount of LC Exposure not fully Cash Collateralized hereunder would exceed the LC Sublimit.

Section 2.10                            Mandatory Repayments; Revolving Commitment Termination.

(a)                                  If for any reason the total outstanding amount at any time exceed the Revolving Commitments, Borrower shall repay within three Business Days the Loans and/or Cash Collateralize LC Exposure in an aggregate amount sufficient to reduce the total outstanding amount as of such date of payment to an amount not to exceed the Revolving Commitments.

(b)                                 The Revolving Commitments shall terminate on the Revolving Commitment Termination Date.

Section 2.11                            Application of Payments.

(a)                                  Application of Prepayments.  Absent a Default or an Event of Default, any repayment of the Revolving Loans shall be applied to repay the Revolving Loans on a pro rata basis in accordance with the Applicable Percentage of each Lender together with all accrued and unpaid interest on the date of such repayment.

(b)                                 Application of Payments following an Event of Default.  Following the occurrence and during the continuance of an Event of Default, all prepayments and other payments or proceeds received by Administrative Agent hereunder or under any Security Document in respect of the Obligations shall be applied as follows:

first, to the payment of all expenses specified in Section 10.3 and all fees;

second, to the payment of all other Obligations for the ratable benefit of the Secured Parties; and

third, to whomsoever may be lawfully entitled.

(c)                                  For the avoidance of doubt, all references to and the use of the terms “prepay,” “prepaid,” or “prepayment” shall mean payment of the Revolving Loans prior to the original Maturity Date and shall not mean payment of the Revolving Loans prior to any accelerated Maturity Date.

Section 2.12                            General Provisions Regarding Payments.

(a)                                  Payments.  All payments by the Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at Administrative Agent’s Principal Office for the account of Lenders.  All funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrower on the next succeeding Business Day.

(b)                                 Non-Conforming Payments.  Administrative Agent shall deem any payment by or on behalf of the Borrower that is not made in same day funds prior to 2:00 p.m. (New York City time) on the date when due to be a non-conforming payment.  Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds and (ii) the applicable next Business Day.  Administrative Agent shall give prompt telephonic notice (confirmed in writing) to the Borrower and each applicable Lender if any payment is non-conforming.  To the extent any non-conforming payment may be deemed to have been received on a date after the date such payment was due hereunder pursuant to the provisions of the prior sentence, such failure of such payment to have been made when due will constitute or become a Default or Event of Default to the extent so provided under the terms of Section 8.1.  Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate otherwise applicable hereunder from the date such amount was due and payable until the date such amount is paid in full.

(c)                                  Distributions by Administrative Agent.  Administrative Agent shall promptly distribute to each Lender, such Lender’s Applicable Percentage of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)                                 Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day (subject to the definition of Interest Period) and such extension of time shall be included in the computation of the payment of interest hereunder.

Section 2.13                            Sharing of Payments by Lenders.

(a)                                  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (x) notify the Administrative Agent of such fact and (y) purchase (for cash at face value) participations in the Loans and such other obligations of the other

Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.14                            Conversion and Continuation of Revolving Loans.

(a)                                  Subject to Article VII and so long as no Default or Event of Default shall have occurred and then be continuing, the Borrower shall have the option

(i)                                     to convert at any time all or any part of any Revolving Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount from Base Rate Loans to LIBOR Loans or from LIBOR Loans to Base Rate Loans; provided, a LIBOR Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Loan unless the Borrower shall pay all amounts due under Section 7.5 in connection with any such conversion; or

(ii)                                  upon the expiration of any Interest Period applicable to any LIBOR Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount as a LIBOR Loan.

(b)                                 The Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Loan).  Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrower shall be bound to a conversion or continuation in accordance therewith.

Section 2.15                            Swingline Loans.

(a)                                  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Commitment Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5.0 million or (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Loans exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)                                 To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 p.m. (New York City time), on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.16(e), by remittance to the Issuing Bank) by 3:00 p.m. (New York City time), on the requested date of such Swingline Loan.

(c)                                  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m. (New York City time), on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.2 or  with respect to Loans made by such Lender (and Section 2.2 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.16                            Letters of Credit.

(a)                                  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Commitment Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $10.0 million and (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Loans shall not exceed the total Revolving Commitments.

(c)                                  Expiration Date.  Maturities for Letter of Credit shall not exceed twelve months (in the case of standby Letters of Credit) or 180 days (in the case of trade Letters of Credit), renewable automatically annually thereafter in the case of standby Letters of Credit.  All Letters of Credit shall expire no later than the date that is five Business Days prior to the Maturity Date.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 p.m. (New York City time), (i) two Business Days after the Borrower shall have received notice of such LC Disbursement, if such notice is received by the Borrower prior to 10:00 a.m. (New York City time) or (ii) three Business Days after the Borrower received such notice, if such notice is not received prior to such time; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.14 that such payment be financed with a Base Rate Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.2 with respect to Loans made by such Lender (and Section 2.2 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Base Rate Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)                                    Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                 Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.6(f) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                                     Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.7(d).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                                     Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VIII.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

ARTICLE III

Conditions Precedent

Section 3.1                                   Conditions Precedent; Closing Date.  The obligation of each Lender and the Issuing Bank to fund any Credit Extension and to make the other financial accommodations described herein on the Closing Date is subject to the satisfaction or waiver of the following conditions on or before the Closing Date.

(a)                                  Loan Documents.  Administrative Agent shall have received copies of each Loan Document, including, without limitation, this Agreement, any Notes (if any), the Intercreditor Agreement and the Security Documentation, in each case duly executed and delivered.

(b)                                 Secretary’s Certificate.  Administrative Agent shall have received a certificate of the secretary or assistant secretary, the manager, the president or the general partner, as the case may be, of each Credit Party with respect to (i) the certificate of incorporation, the articles of incorporation, the certificate of formation or other organizational documents, as the case may be, of such Credit Party, each as amended or amended and restated to date, (ii) the regulations, bylaws, operating agreement or limited partnership agreement, as the case may be, of such Credit Party, each as amended or amended and restated to date, (iii) the resolutions of the board of directors, manager or general partner, as the case may be, of such Credit Party approving each Loan Document to which such Credit Party is a party and the other documents to be delivered by such Credit Party under the Loan Documents and the performance of the obligations of such Credit Party thereunder, and (iv) the names and true signatures of the officers of such Credit Party or such other persons authorized to sign each Loan Document to which such Credit Party is a party and the other documents to be delivered by it under the Loan Documents.

(c)                                  Good Standing Certificates.  Administrative Agent shall have received a good standing certificate from the applicable Governmental Body of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date.

(d)                                 Existing Indebtedness.  On the Closing Date, the Credit Parties shall have (i) repaid in full all indebtedness and other obligations under the Existing Credit Agreement and terminated any commitments to lend or make other extensions of credit thereunder; (ii) consummated the tender offer and consent solicitation with respect to the Existing Notes such that either (x) at least 66 2/3% of the aggregate principal amount of the outstanding Existing Notes shall have been validly tendered or (y) the Borrower shall have issued an irrevocable notice of redemption with respect to all of the non-tendered notes in accordance with the terms of the indentures governing the Existing Notes; (iii) delivered to Administrative Agent all documents or instruments necessary to release all liens securing indebtedness with respect to the Existing Credit Agreement or Existing Notes or other obligations of the Credit Parties thereunder being repaid on the Closing Date.

(e)                                  Financial Statements; Projections.  Administrative Agent shall have received from the Borrower (i) the Financial Statements and (ii) the Projections.

(f)                                    UCC Searches.  Administrative Agent shall have received (A) the results of a recent search, by a Person reasonably satisfactory to Administrative Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Pre-Closing Diligence Certificate, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens).

(g)                                 Evidence of Insurance.  Administrative Agent shall have received a certificate from the Borrower’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.8 (including, without limitation, flood insurance policies) and the applicable Security Documents is in full force and effect and that Administrative Agent, for the benefit of Lenders and Administrative Agent, has been named as additional insured and loss payee or mortgagee, as applicable, thereunder.

(h)                                 Closing Date Certificate.  Administrative Agent shall have received an executed Closing Date Certificate, from the Borrower, together with any attachments thereto.

(i)                                     Solvency Certificate.  On the Closing Date, Administrative Agent shall have received a Solvency Certificate from the Borrower dated as of the Closing Date and addressed to Administrative Agent and Lenders, and in form, scope and substance reasonably satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the Borrowing to be made on the Closing Date, each of the Borrower and its Subsidiaries on a consolidated basis is and will be Solvent.

(j)                                     Financing Statements.  Administrative Agent shall have received UCC financing statements duly authorized by each applicable Credit Party with respect to all personal, real and mixed property Collateral of such Credit Party, for filing in all jurisdictions as may be necessary or, in the opinion of the Lenders, desirable, to perfect the security interests created in such Collateral pursuant to the Security Documentation.

(k)                                  Pre-Closing Diligence Certificate.  Administrative Agent shall have received a completed Pre-Closing Diligence Certificate dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby.

(l)                                     Security Collateral.  Administrative Agent shall have received the certificates, instruments and promissory notes (which certificates, instruments and promissory notes shall be accompanied by instruments of transfer or assignment duly endorsed in blank and otherwise in form and substance reasonably satisfactory to Administrative Agent) representing or evidencing all security collateral pledged pursuant to the Security Documentation.

(m)                               Other Actions to Perfect Security Interests.  Administrative Agent shall have received evidence that each Credit Party has authorized Administrative Agent or shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument, and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Administrative Agent to perfect its security in the Collateral, including the filing of the financing statements related to perfection of the security interest of Administrative Agent in the Collateral in all appropriate jurisdictions.

(n)                                 Opinion of Counsel.  Administrative Agent shall have received an originally executed copy of the favorable written opinions of (i) Milbank Tweed Hadley & McCloy LLP, counsel for the Credit Parties, (ii) Spilman, Thomas & Battle, PLLC, West Virginia counsel for the Credit Parties, (iii) Saul Ewing, LLP, Pennsylvania counsel for the Credit Parties and (iv) Barnes & Thornburg LLP, Ohio counsel for the Credit Parties; in each case, as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date, and in form and substance reasonably satisfactory to Administrative Agent.

(o)                                 Real Estate Assets.  In order to create in favor of Administrative Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest and mortgage lien in the Closing Date Mortgaged Property (subject to Prior Liens as defined in the Mortgages and Permitted Liens), Administrative Agent shall have received from the Borrower and each applicable Guarantor:

(i)                                     a fully executed and notarized Mortgage, in proper form for recording in all appropriate places in all applicable jurisdictions encumbering the MPI Real Property (the “Closing Date Mortgaged Property”);

(ii)                                  an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in the state in which the Closing Date Mortgaged Property is located with respect to the enforceability of the form of Mortgage to be recorded in such state and due authorization, execution and delivery of the Mortgages and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

(iii)                               (a) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Administrative Agent (the “Title Policy”) with respect to the Closing Date Mortgaged Property, in the amount which is reasonably satisfactory to Administrative Agent, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Administrative Agent, (b) evidence satisfactory to Administrative Agent that such Credit Party has paid to the title company or to the appropriate Governmental Body all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage for the Closing Date Mortgaged Property in the appropriate real estate records; and (c) such affidavits, certificates, instruments of indemnification, including a so-called “gap” indemnification as shall be reasonably required to induce the title insurance company to issue the Title Policy contemplated above;

(iv)                              an affidavit with respect to an existing ALTA survey, in form and substance reasonably satisfactory to the title company to delete the standard survey exception from the Title Policy associated with such Closing Date Mortgaged Property; and

(v)                                 evidence that all other actions that the Administrative Agent may deem reasonably necessary or desirable in order to create valid and subsisting Liens, including a UCC fixture filing (if necessary) on the Closing Date Mortgaged Property have been taken.

(p)                                 Gaming Licenses.  The Credit Parties shall have all Gaming Licenses material to or required for the conduct of its gaming businesses and the conduct of games of chance at each Hotel/Casino Facility and such Gaming Licenses shall not then be suspended, enjoined or prohibited (for any length of time) by any Gaming Authority or any other Governmental Body.

(q)                                 Fees and Expenses.  The Borrower shall have paid all fees and expenses (including attorneys’ fees) and out of pocket expenses of the Lenders and Administrative Agent incurred in connection with this Agreement and the other Loan Documents.

(r)                                    Consents.  The Lenders shall have received such Consents and other information, approvals, opinions or documents reasonably requested by Administrative Agent or the Lenders in connection with the making of any Revolving Loan and the granting of any security interest, on the Closing Date.

(s)                                  No Litigation.  There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Body that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs any of the transactions contemplated by the Loan Documents or that could have a Material Adverse Effect.

(t)                                    Due Diligence.  Other than changes occurring in the ordinary course of business, no information or materials are or should have been available to the Borrower and its Subsidiaries as of the Closing Date that are materially inconsistent with the material previously provided to Administrative Agent for its due diligence review of the Borrower and its Subsidiaries.

(u)                                 Flood Requirements.  The Administrative Agent shall have received a completed “Life of Loan” Federal Emergency Management Agency standard flood hazard determination with respect to the Closing Date Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Party relating thereto, if applicable).

(v)                                 No Material Adverse Effect.  No Material Adverse Effect shall have occurred after giving effect to the Revolving Loans made on the Closing Date

Section 3.2                                   Each Credit Extension.  The obligation of each Lender and each Issuing Bank to make any Credit Extension shall be subject to, and to the satisfaction of, the following conditions:

(a)                                  Administrative Agent shall have received a fully executed and delivered Borrowing Certificate;

(b)                                 after making the Revolving Loans or the issuance, amendment, renewal or extension of Letters of Credit requested on such date, the Revolving Loans outstanding shall not exceed the Revolving Commitments then in effect;

(c)                                  as of such date, the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects on and as of such date to the same extent as though made on and as of the date of Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and

(d)                                 at the time of and after giving effect to the Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, the Borrower is in pro forma compliance with the financial covenants set forth in Section 6.13; and

(e)                                  as of such date, no event shall have occurred and be continuing or would result from the Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, that constitutes an Event of Default or a Default.

Each Borrowing and each amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) through (e) of this Section.

ARTICLE IV
Representations and Warranties

Section 4.1                                   Representations and Warranties.  In order to induce Administrative Agent and the Lenders to enter into this Agreement and to make any Borrowing, each Credit Party hereby represents and warrants (to the extent such representation or warranty is applicable to such Credit Party) to Administrative Agent and each Lender as follows on the Closing Date:

(a)                                  Corporate Status; Corporate Authorization.  Each Credit Party is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and is duly qualified and in good standing in every other jurisdiction where it is doing business except where the failure to so qualify does not have a Material Adverse Effect on it, and the execution, delivery and performance by each Credit Party of the Loan Documents (i) are within its respective authority, (ii) have been duly authorized and (iii) do not conflict with or contravene its respective corporate governance documents.  The execution, delivery, performance of their respective obligations and exercise of their respective rights under the Loan Documents by each Credit Party party thereto, including, without limitation, the making of the Revolving Loans under this Agreement, (i) do not require any Consents that have not been obtained (other than any Consents for which the failure to obtain would not have a Material Adverse Effect) and (ii) are not and will not be in conflict with or prohibited or prevented by (A) any Regulation or (B) any corporate governance document, corporate minute or resolution or (C) any instrument, agreement or provision thereof, in each case binding on any of them or affecting any of their property except as would not be reasonably expected to have a Material Adverse Effect;

(b)                                 Execution and Binding Effect.  Upon execution and delivery thereof, each Loan Document shall constitute the legal, valid and binding obligation of each Credit Party which is a party thereto, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles;

(c)                                  Properties.

(i)                                     Each Credit Party has good and marketable title to all Material Real Property owned or purported to be owned by it, in each case free of all Liens other than Permitted Liens.

(ii)                                  Each Credit Party is in lawful possession of a valid and subsisting leasehold estate in and to its Leasehold Properties which it purports to lease free and clear of all Liens other than Permitted Liens.

(iii)                               Each Credit Party enjoys peaceful and undisturbed possession of, or a license to use, all property (subject only to the Permitted Liens) that is necessary for their respective businesses.

(iv)                              Set forth on Schedule 4.1(c) is a list, as of the date hereof, of all real property held, or, to the Knowledge of any Credit Party, planned to be held, by any Credit Party, indicating in each case whether the respective property is (or is expected to be) owned or leased, the identity of the owner or lessee, the location of the respective property, in the case of real property owned and, in the case of property not yet owned or leased, the estimated date of acquisition or leasing (if known to such Credit Party on the date hereof).

(v)                                 Each Credit Party owns, or is licensed or otherwise has the right to use the Intellectual Property necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others, except for such instances of non-compliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(d)                                 Financial Statements; Projections.

(i)                                     The Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments (except in the case of the Financial Statements for the interim period from March 31, 2011 to the last day of the month most recently ended prior to the Closing Date, for the lack of footnotes).  As of the Closing Date, neither the Borrower nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Financial Statements or the notes thereto and which in any such case is required by GAAP set forth therein.

(ii)                                  On and as of the Closing Date, the Projections of the Borrower and its Subsidiaries is based on good faith estimates and assumptions made by the management of the Borrower; provided that the Projections are not to be viewed as fact and that actual results during the period or periods covered by the Financial Plan may differ from such Financial Plan and that the differences may be material.

(e)                                  Absence of Material Adverse Effect.  There has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since June 30, 2011.

(f)                                    Litigation.  There are no legal or other proceedings or investigations pending or, to the Knowledge of the Borrower, threatened against any Credit Party before any court, tribunal or regulatory authority which would, if adversely determined, alone or together, have a Material Adverse Effect.

(g)                                 Governmental Approvals and Filings.  No approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Body which has not been obtained is or will be necessary in connection with the execution and delivery of this Agreement or any other Loan Document, consummation by the Credit Parties of the transactions herein or therein contemplated, or performance of or compliance with the terms and conditions hereof or thereof, other than the filings and recordations contemplated by the Security Documentation.  No Credit Party is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or to any federal, state or provincial statute or regulation limiting the ability of the Borrower to incur Indebtedness for money borrowed.  No Credit Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(h)                                 Absence of Conflicts.  The execution and delivery by each Credit Party of this Agreement and each other Loan Document to which it is a party and performance by it hereunder and thereunder will not violate any law (including, without limitation, Regulations T, U and X of the Federal Reserve Board).  Except as would not be reasonably expected to have a Material Adverse Effect, the execution and delivery by each Credit Party of this Agreement and each other Loan Document to which it is a party and performance by it hereunder and thereunder, will not conflict with or result in a breach of any order, writ, injunction, resolution, decree or other similar document or instrument of any court or Governmental Body or its certificate of incorporation or by-laws or similar constituent documents or create (with or without the giving of notice or lapse of time, or both) a default under or breach of any material agreement, bond, note or indenture, in each case to which it is a party (by successor in interest or otherwise), or by which it is bound or any material portion of its properties or assets is affected, or, except under the Security Documentation, result in the imposition of any Lien (other than Permitted Liens) of any nature whatsoever upon any of the properties or assets owned by or used in connection with the business of the Borrower and its Subsidiaries.

(i)                                     Collateral.  From and after the execution and delivery of the Security Documentation and the filing of the documents thereby required, Administrative Agent, on behalf of the Secured Parties, shall have a first-priority perfected security interest in and to all of the Collateral, free and clear of any Liens other than the Permitted Liens, and, in the case of the Mortgages, (subject to Prior Liens as defined in the Mortgages and Permitted Liens), and entitled to priority under applicable law, with no financing statements, hypothecs, chattel mortgages, real estate mortgages or similar filings on record anywhere other than such filings in connection with this Agreement, the Security Documentation or the Permitted Liens.  Each of the representations and warranties made by each Credit Party in the Security Documentation to which it is a party is true and correct in all material respects as of each date made or deemed made.

(j)                                     Partnerships, Etc.  Except as set forth on Schedule 4.1(j), no Credit Party is a partner (general or limited) of any partnership, is a party to any joint venture or owns (beneficially or of record) any equity or similar interest in any similar Person (including, without limitation, any interest pursuant to which any Credit Party has or may in any circumstance have an obligation to make capital contributions to, or be generally liable for or on account of the liabilities, acts or omissions of such other Person).

(k)                                  Fiscal Year.  Each Fiscal Year of each of the Credit Parties ends on December 31 of each calendar year.

(l)                                     Capitalization.

(i)                                     Each Credit Party is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 4.1(l) as being owned by such Credit Party and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares.

(ii)                                  As of the Closing Date, the issued and outstanding shares of Capital Stock of each Credit Party have been duly authorized and are fully paid and non-assessable, and, except with respect to the Borrower, are free and clear of all claims, liens, pledges and encumbrances of any kind, except as disclosed in writing to Administrative Agent prior to the date hereof.

(iii)                               The Credit Parties on a consolidated basis are Solvent and will continue to be Solvent after the creation of the Obligations, the security interests of Administrative Agent and the other transaction contemplated hereunder.

(m)                               Material Misstatements and Omissions.  There are no facts pertaining to any Credit Party, their assets or properties or their businesses which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect and which have not been disclosed in this Agreement.  None of the representations or warranties of any Credit Party contained in the Loan Documents is untrue or incorrect in any material respect when made and on the Closing Date.  There is no information, as of the Closing Date, which would contradict or is inconsistent in any material respect with any representation or warranty of any Credit Party contained in the Loan Documents.

(n)                                 Labor Practices.  No Credit Party is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect.  There is no (i) unfair labor practice complaint pending against any Credit Party or threatened against any Credit Party before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Credit Party or threatened against any Credit Party, (ii) strike or work stoppage in existence or threatened involving any Credit Party, and (iii) union representation question existing with respect to the employees of any Credit Party, as the case may be, and no union organization activity that is taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

(o)                                 Employee Benefits.  Except as set forth on Schedule 4.1(o), neither the Borrower, any Subsidiary of the Borrower or any of their respective ERISA Affiliates sponsors, maintains or contributes to any Pension Plan or a Multiemployer Plan.  Each Credit Party is in substantial compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all of their obligations under each Employee Benefit Plan, except where such noncompliance and/or failure to perform such obligations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.  Except as set forth on Schedule 4.1(o) or to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Credit Party.

(p)                                 Environmental Matters.

(i)                                     No Credit Party has any Environmental Liabilities at any Relevant Property, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(ii)                                  Each Credit Party:  (A) has operated its business in compliance with all applicable Environmental Laws; (B) has obtained all Environmental Permits required by applicable Environmental Laws for the ownership and operation of its properties, and all such Environmental Permits are in full force and effect or such Person has made all appropriate filings for issuance or renewal of such Environmental Permits; (C) is not aware of any acts, omissions, events or circumstances that may interfere with or prevent continued compliance with the Environmental Laws and Environmental Permits referred to in the preceding clauses (A) and (B); (D) has not received written notice of any asserted or threatened claim, action, suit, proceeding, hearing, investigation or written request for information relating to any environmental matter; and (E) has not received notice from any Governmental Body that any Credit Party is a potentially responsible party under any Environmental Law at any disposal site containing Hazardous Materials, nor does there exist any lien under any Environmental Law against any property of any Credit Party, except in each case of (A) through (E) above, for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(q)                                 Insurance.  The policies, binders or self-insurance programs for fire, liability, product liability, workmen’s compensation, vehicular and other insurance currently held by or on behalf of each Credit Party insure their respective material properties and business activities against such losses and risks as are adequate to protect its properties in accordance with customary industry practice when entered into or renewed.  As of the date hereof, all such policies, binders and self-insurance programs are in full force and effect.  As of the date hereof, no Credit Party has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures are required.  As of the date hereof, no Credit Party has received notice of cancellation of any material insurance policy or binder.

(r)                                    Intellectual Property.  Each Credit Party owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted. For the avoidance of doubt, Intellectual Property of MPI excludes the intellectual property ownership of West Virginia lottery games by the West Virginia Gaming Authorities. As of the date hereof, the Credit Parties do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 4.1(r) and have not granted any licenses with respect thereto other than as set forth in Schedule 4.1(r).  To the Knowledge of the Credit Parties, no event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights.  Except as set forth on Schedule 4.1(r), to the Knowledge of any Credit Party, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Credit Party infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Credit Party contesting its right to sell or use any such Intellectual Property.  Schedule 4.1(r) sets forth all of the material agreements or other material arrangements of each Credit Party pursuant to which, as of the Closing Date, such Credit Party has a license or other right to use any trademarks, logos, designs, representations or other Intellectual Property owned by another Person as in effect on the date hereof (other than any “shrink-wrap,” “click-wrap” and other non-negotiable standard end-user software license agreements) (collectively, together with such agreements or other arrangements as may be entered into by any Credit Party after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”).  As of the date hereof, all license and related rights are in full force and effect, no default or event of default exists with respect thereto in respect of the obligations of licensor or with respect to any royalty or other payment obligations of any Credit Party or any obligations of any Credit Party with respect to manufacturing standards, quality control or specifications and each Credit Party thereto is in compliance with the terms thereof and no owner, licensor or other party thereto has sent any notice of termination or its intention to terminate such license or rights except in each case as would not reasonably be expected to result in a Material Adverse Effect.

(s)                                  Absence of Other Defaults.  No Credit Party is in Default under any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party (by successor in interest or otherwise) or by which it is bound, or any other agreement or other instrument by which any of the properties or assets owned by it or used in the conduct of its business is affected, which individually or in the aggregate would have a Material Adverse Effect.  Each Credit Party has complied and is in compliance in all respect with all laws, except for such instances of non-compliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(t)                                    Material Contracts.  Schedule 4.1(t) sets forth a true, correct and complete list and description of all the Material Contracts, as of the Closing Date, to which each Credit Party is a party.  No Credit Party is in default in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any of the Material Contracts, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

(u)                                 Brokerage Fees.  Except as set forth on Schedule 4.1(u), no broker’s or finder’s fee or commission will be payable with respect to the execution and delivery of this Agreement and the other Loan Documents, and no other similar fees or commissions will be payable by the Credit Parties for any other services rendered to the Credit Parties ancillary to the credit transactions contemplated herein.

(v)                                 Margin Regulations.  No part of the proceeds of the Revolving Loans borrowed hereunder will be used for the purpose of buying or carrying any Margin Stock or to extend credit to others for the purpose of buying or carrying any Margin Stock, in either case in a manner which would violate or conflict with Regulations T, U or X of the Board Governors of the Federal Reserve System.  No Credit Party is engaged in the business of extending credit to others for the purpose of buying or carrying Margin Stock.  Neither the making of the Revolving Loans nor any use of proceeds of any such Revolving Loans will violate or conflict with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended from time to time.

(w)                               Taxes.  Each Credit Party has filed all federal and other material Tax returns required to be filed by it and has not failed to pay any material taxes, or interest and penalties relating thereto, on or before the due dates thereof except for Taxes not yet due and except for those the amount or validity of which is currently being contested in good faith by appropriate proceedings.  Except as may be previously disclosed to Administrative Agent and to the extent that reserves therefor are reflected in the Financial Statements, (i) there are no material federal, state or local tax liabilities of any Credit Party due or to become due for any tax year ended on or prior to the date hereof relating to any Credit Party, which are not reflected in the Financial Statements in accordance with GAAP, and (ii) there are no material claims pending, proposed or threatened in writing against any Credit Party for past federal, state or local taxes, except those, if any, as to which proper reserves in accordance with GAAP are reflected in such Financial Statements.

(x)                                   USA Patriot Act; Etc.  Each Credit Party is in compliance in all material respects with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).  No part of the proceeds of the extensions of credit hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the federal Foreign Corrupt Practices Act of 1977.

(y)                                 Gaming Licenses.  All Gaming Licenses required to be held by the Credit Parties are current and in good standing and the Credit Parties presently hold all Gaming Licenses necessary for the continued operation of the Hotel/Casino Facilities.

(z)                                   Non-Core Land/Unrestricted Subsidiaries.  Except as set forth on Schedule 4.1(z), no Credit Party conducts any business on any property that is classified as Non-Core Land other than business that is immaterial, related to and incidental to the Credit Parties’ business as of the Closing Date.  Except as set forth on Schedule 4.1(z), no Unrestricted Subsidiary conducts any business with any Credit Party.  The value of the cumulative assets of the Unrestricted Subsidiaries is less than $7.5 million.

ARTICLE V
Affirmative Covenants

Each Credit Party covenants and agrees that so long as the Revolving Loans or any other Obligation shall remain unpaid or unsatisfied, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all the covenants in this Article V:

Section 5.1                                   Basic Reporting Requirements.  The Borrower shall furnish to Administrative Agent and the Lenders:

(a)                                  Annual Financial Statements.  As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young, LLP or other independent certified public accountants of recognized standing selected by the Borrower, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of Section 6.13 (Financial Covenants), (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof;

(b)                                 Quarterly Financial Statements.  As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter), the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Projections for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto;

(c)                                  Monthly Reports.  As soon as available, and in any event within thirty (30) days after the end of each month, the consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, statements of stockholders’ equity and statements of cash flows of the Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Projections for the current Fiscal Year, all in reasonable detail, together with a schedule of reconciliations for any reclassifications with respect to prior months or periods (and, in connection therewith, copies of any restated financial statements for any impacted month or period) a Financial Officer Certification with respect thereto and any other operating reports prepared by management for such period;

(d)                                 Projections.  As soon as available, and in no event later than thirty (30) days following the beginning of each Fiscal Year, a consolidated budget and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Revolving Loans (the “Projections”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for each such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for each month of the following Fiscal Year and for each quarter of each subsequent Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.13 (Financial Covenants) through the Maturity Date, and (iv) forecasts demonstrating adequate liquidity through the Maturity Date, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Administrative Agent;

(e)                                  Compliance Certificate.  Together with each delivery of financial statements of the Borrower and its Subsidiaries pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate;

(f)                                    Statements of Reconciliation after Change in Accounting Principles.  If, as a result of any change in accounting principles and policies from those used in the preparation of the Financial Statements, the consolidated and consolidating financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.1(a) or 5.1(b) will differ in any material respect from the consolidated and consolidating financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent; and

(g)                                 Management Letters.  Copies of any management letters received from time to time by any Credit Party from its accountants.

Section 5.2                                   Visitation; Verification.  Each Credit Party shall keep true and accurate books of account in accordance with GAAP.  Administrative Agent and, if any Event of Default has occurred and is continuing, any Lender and/or any of their designated representatives, shall at all times have full and free access (so long as no Event Default shall have occurred and be continuing, during normal business hours and upon reasonable advance notice) to all the books, correspondence and records of each Credit Party and Administrative Agent and, if an Event of Default has occurred and is continuing, any Lender, and/or any of their designated representatives may examine the same, take extracts therefrom and make photocopies thereof, and each Credit Party agrees to render to Administrative Agent, and, if an Event of Default has occurred and is continuing, any Lender, at such Credit Party’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto; provided that so long as no Event of Default exists, the Credit Parties shall only be required to pay for one such inspection per year.  Administrative Agent and, if an Event of Default has occurred and is continuing, any Lender and/or any of their designated representatives shall at all times also have the right (so long as no Event Default shall have occurred and be continuing, during normal business hours and upon reasonable advance notice) to enter any premises of each Credit Party and inspect any property of each Credit Party where any of the Collateral of such Credit Party granted pursuant to the Security Documentation is located for the purpose of inspecting the same, observing its use or otherwise protecting their interests therein; provided that so long as no Event of Default exists, the Credit Parties shall only be required to pay for one such inspection per year.  Administrative Agent and, if an Event of Default has occurred and is continuing, any Lender and/or any of their designated representatives shall at all times also have the right (so long as no Event Default shall have occurred and be continuing, during normal business hours and upon reasonable notice) to discuss the affairs, finances and accounts of such Persons with, and to be advised as to the same by, the executives and officers of such Persons.

Section 5.3                                   Maintenance of Properties.  Each Credit Party shall maintain its corporate/legal existence and business, maintain its assets in good operating conditions and repair (subject to ordinary wear and tear and to all provisions of this Agreement permitting sales of certain assets of the Credit Parties), keep its business and assets adequately insured, maintain its chief executive office in the United States, continue to engage in the same or substantially similar lines of business, and comply in all material respects with all Regulations, including, without limitation, ERISA and Environmental Laws, except to the extent that failure to so act, which either individually or in the aggregate, could not reasonably expected to have a Material Adverse Effect and (ii) such Regulation is being contested in good faith proceedings diligently conducted.

Section 5.4                                   Notice of Material Events.  Each Credit Party shall notify Administrative Agent and the Lenders promptly in writing (i) of the occurrence of any Default or Event of Default, (ii) upon learning of any proceeding alleging noncompliance with ERISA or any Environmental Law which would reasonably be expected to have a Material Adverse Effect on such Person, (iii) upon learning of any threatened or pending litigation or other proceeding or claim, to the Knowledge of the Credit Parties, affecting the Borrower, any of its Subsidiaries or any other Credit Party involving claims which in the reasonable judgment of such Person could result in liability in excess of $1,500,000 in the aggregate or any material change in any such litigation or proceeding previously reported, (iv) of any claims to the Knowledge of the Credit Parties, which in the reasonable judgment of the Borrower could result in liability in excess of $1,500,000 in the aggregate against any assets or properties of any Credit Party encumbered in favor of Administrative Agent and/or the Lenders and (v) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Section 5.5                                   Use of Proceeds.  The Borrower, each of its Subsidiaries and each of the other Credit Parties shall use the proceeds of the Revolving Loans only as permitted by Section 2.4 hereof.

Section 5.6                                   Further Assurances and After-Acquired Property.

(a)                                  Each Credit Party shall cooperate with Administrative Agent, take such action, execute such documents, and provide such information as Administrative Agent may from time to time reasonably request in order to further effect the transactions contemplated by and the purposes of the Loan Documents.

(b)                                 Each Credit Party shall promptly, upon request by any Lender, correct, and cause each of the other Credit Parties to any Loan Document to promptly correct, any defect or error that may be discovered in any Loan Document or in the execution, acknowledgment or recordation of any Loan Document.  Promptly upon request by Administrative Agent or the Required Lenders, the Credit Parties shall execute, acknowledge, deliver, record, file and register, any and all such further acts, deeds, conveyances, documents, security agreements, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations, notices of assignment, transfers, certificates, assurances and other instruments as Administrative Agent or the Required Lenders may reasonably require from time to time in order to carry out more effectively the purposes of each Loan Document.  Without limiting the foregoing, each Credit Party shall (A) authorize Administrative Agent to file UCC-1 financing statements in all jurisdictions deemed necessary or desirable by Administrative Agent, and (B) take such action from time to time (including, without limitation, filing, executing and delivering such assignments, security agreement and other instruments) as shall be reasonably requested by Administrative Agent to create, in favor of the Lenders, to the extent required under the respective Security Documentation and to the maximum extent permitted under applicable law, a first-priority perfected Lien in all of the Collateral (subject to Permitted Liens).

(c)                                  With respect to any property acquired after the Closing Date by any Credit Party that is intended to be subject to the Lien created by any of the Security Documentation but is not so subject, promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documentation or such other documents as the Administrative Agent shall deem necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documentation in accordance with all applicable law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.  Borrower shall otherwise take such actions and execute and/or deliver to the Administrative Agent as the Administrative Agent shall require to confirm the validity, perfection and priority of the Lien of the Security Documentation on such after-acquired properties.

Section 5.7                                   Insurance.

(a)                                  Each Credit Party shall maintain and/or shall cause each of its Subsidiaries to maintain, at its respective expense, and keep in effect with responsible insurance companies, such liability insurance for bodily injury and third-party property damage as is customary in the case of companies engaged in the same or similar business or having similar properties, similarly situated. Each Credit Party shall, and shall cause each of its Subsidiaries to, keep and maintain, at its expense, its material real and personal property insured against loss or damage by fire, theft, explosion, spoilage and all other risks ordinarily insured against by other owners or users of such properties in similar businesses in an amount equal to the full replacement or cash value thereof, subject to deductible amounts which the Borrower, in its reasonable judgment, deems prudent. Each such policy of insurance shall (i) name Administrative Agent, on behalf of Secured Parties, as an additional insured or loss payee/mortgagee thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Administrative Agent, that names Administrative Agent, on behalf of Secured Parties as the loss payee thereunder and provides for at least thirty days’ prior written notice to Administrative Agent of any modification or cancellation of such policy.

(b)                                 If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

Section 5.8                                   Information Regarding Collateral.  The Borrower will furnish to Administrative Agent prompt written notice of any change in (i) any Credit Party’s corporate name or any trade name used to identify it in the conduct of its business or any Credit Party’s chief executive office, its principal place of business or its jurisdiction of organization, or (ii) any Credit Party’s federal Taxpayer Identification Number.  The Borrower will not effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC and all other actions have been taken that are required so that such change will not at any time adversely affect the validity, perfection or priority of any Lien established under any Loan Document on the Collateral.

Section 5.9                                   Existence; Conduct of Business.  Each Credit Party will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits (including, without limitation, Environmental Permits) privileges, franchises, patent, copyrights, trademarks and trade names material to the conduct of its business, except to the extent that failure to so act, which either individually or in the aggregate, could not reasonably expected to have a Material Adverse Effect.

Section 5.10                            Payment of Obligations.  Each Credit Party will pay its Indebtedness and other obligations, including Tax liability, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.11                            Compliance with Laws.  Each Credit Party will comply with all laws (including, without limitation, all Environmental Laws), rules, licenses, permits, Regulations and orders of any Governmental Body applicable to it or its property, except where failure to comply, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.12                            Subsidiaries.

(a)                                  If any Subsidiary is formed or acquired after the Closing Date, the Borrower shall, prior to the date upon which such Subsidiary is formed or acquired, notify Administrative Agent and the Lenders thereof and promptly following such formation or acquisition and receipt of all required approvals of the applicable Gaming Authorities, cause any assets owned by, or Indebtedness owned by or on behalf of any Credit Party to be added to the Collateral, including without limitation, to the extent permitted by applicable law, by executing a Stock Pledge Agreement in the form of Exhibit L hereto.

(b)                                 If at any time any Unrestricted Subsidiary no longer satisfies the requirements to be an Immaterial Subsidiary, the Borrower shall cause such Unrestricted Subsidiary to satisfy the requirements of Section 5.12(a) and Section 5.13 as if such Unrestricted Subsidiaries were formed or acquired after the Closing Date.

Section 5.13                            Guarantors.  Subject to the receipt of all required approvals of applicable Gaming Authorities, the Borrower shall cause each of its Subsidiaries formed or acquired after the Closing Date to become a Guarantor hereunder by (i) executing a joinder to this Agreement in the form of Exhibit D hereto and (ii) executing a Guaranty in the form of Exhibit C hereto.  Upon delivery of any such joinders and Guaranty to Administrative Agent, notice of which is hereby waived by the parties hereto, each such Guarantor shall be as fully a party hereto as if such Guarantor were an original signatory hereof.  Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of Administrative Agent not to cause any Subsidiary of the Borrower to become a Guarantor hereunder.

Section 5.14                            Real Property.  In the event that any Credit Party (i) acquires any Material Real Property after the Closing Date, then such Credit Party, within 60 days of acquiring such real estate asset, shall, subject to receipt of all required approvals of applicable Gaming Authorities, take all such actions and execute and deliver, or cause to be executed and delivered, all such Mortgages, documents, instruments, agreements, surveys, title insurance policies, “Life of Loan” Flood Hazard Determinations with executed Notices to Borrower thereto, if applicable, evidence of flood insurance, if applicable, opinions and certificates similar to those described in Section 3.1(0) that Administrative Agent shall reasonably request to create in favor of Administrative Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest in such real estate assets (subject to Prior Liens as defined in the Mortgages and Permitted Liens) and (ii) leases any Leasehold Property after the Closing Date with an annual rent in excess of $1,000,000, then such Credit Party shall use commercially reasonable efforts to deliver to Administrative Agent a Landlord Access Agreement with respect to such real property.

Section 5.15                            Broker’s Claims.  The Borrower hereby indemnifies and agrees to hold each Lender and Administrative Agent harmless from and against any and all losses, liabilities, damages, costs and expenses which may be suffered or incurred by such Lender or Administrative Agent, as the case may be, in respect of any claim, suit, action or cause of action now or hereafter asserted by a broker or any Person acting in a similar capacity arising from or in connection with the execution and delivery of this Agreement or any other Loan Document or the consummation of the transactions contemplated herein or therein, except to the extent resulting from the gross negligence or willful misconduct of such Lender or Administrative Agent as determined by a court of competent jurisdiction in a final, non-appealable order.  This Section 5.16 shall survive termination of this Agreement.

Section 5.16                            Compliance with ERISA.  Each Credit Party shall:  (i) maintain each Employee Benefit Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other Federal and State law; (ii) cause each Employee Benefit Plan which is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; (iii) not, and shall cause each of its ERISA Affiliates to not, terminate any Pension Plan so as to incur any material liability to the Pension Benefit Guaranty Corporation; (iv) not allow or suffer to exist any prohibited transaction involving any Employee Benefit Plan or any trust created thereunder which would subject such Credit Party to a material tax or other liability on prohibited transactions imposed under Section 4975 of the Internal Revenue Code or ERISA; (v) make, and shall cause each of its ERISA Affiliates to make, all required contributions to any Pension Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Internal Revenue Code or the terms of such Employee Benefit Plan; (vi) not, and shall cause each of its ERISA Affiliates to not, allow or suffer to exist any failure to satisfy the minimum funding standard, whether or not waived, with respect to any Pension Plan; (vii) not, and shall cause each of its ERISA Affiliates to not, engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; or (viii) not, and shall cause each of its ERISA Affiliates to not, allow or suffer to exist any occurrence of a reportable event (within the meaning of Section 4043 of ERISA) or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any Pension Plan that is a single employer plan, which termination could result in any material liability to the Pension Benefit Guaranty Corporation.

Section 5.17                            Consents of and Notices to Gaming Authorities.

(a)                                  The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with and keep in full force and effect, as and when required, all Gaming Licenses and all other material Permits obtained from any Gaming Authority or other Governmental Body that are required for the operation and use of the MPI Hotel/Casino Facilities, the SDI Facility and the PIDI Facility.

(b)                                 The Borrower shall, and shall cause each of its Subsidiaries to, make all necessary applications to and use best efforts to procure all necessary consents and approvals of the applicable Gaming Authorities to the:  (i) restrictions on transfer and pledge of the stock of MPI, PIDI and SDI contained herein and (ii) the terms set forth in the Credit Agreement and each of the Loan Documents, to the extent which may be required by the West Virginia Gaming Authorities, the Pennsylvania Gaming Authorities and/or the Ohio Gaming Authorities.

(c)                                  The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable statutes, rules and regulations requiring reports and disclosures to all applicable Gaming Authorities, including, but not limited to, reporting this transaction as may be required by the West Virginia Gaming Authorities, the Pennsylvania Gaming Authorities and/or the Ohio Gaming Authorities.

(d)                                 In the event of a foreclosure, deed in lieu of foreclosure or other similar transfer of a Gaming Facility or Future Gaming Facility to Administrative Agent or its designee, the Borrower shall, and shall cause its Subsidiaries to, reasonably cooperate with Administrative Agent or its designee in obtaining all Gaming Licenses and other governmental approvals necessary to conduct all gaming operations at such Gaming Facility or Future Gaming Facility.  Following a foreclosure, deed in lieu of foreclosure or other similar transfer of a Gaming Facility or Future Gaming Facility to Administrative Agent or its designee, subject to receipt of requisite approvals from any applicable Gaming Authority, the Borrower shall, and shall cause its Subsidiaries to, reasonably cooperate with the transition of the gaming operations at such Gaming Facility or Future Gaming Facility to any new gaming operator (including, without limitation, Administrative Agent or its designee).

Section 5.18                            Post Closing Covenants.

(a)                                  Equity Interests.  No later than ninety (90) days after the Closing Date (as such date may be extended by the Administrative Agent in writing, in its sole discretion), the Borrower shall have obtained the required Consents and delivered to the Administrative Agent (i) executed pledge agreements in respect of the pledge of Capital Stock held by the Borrower in MPI and SIDI, in each case in form and substance reasonably satisfactory to the Administrative Agent, and (ii) the appropriate certificates or other instruments, accompanied by a transfer or assignment instrument duly endorsed in blank and otherwise in form and substance reasonably satisfactory to Administrative Agent representing or evidencing the security collateral pledged pursuant to the Security Documentation and perfected by the filing of a UCC Financing Statement.

(b)                                  Real Estate Assets.  (i) With respect to the PIDI Real Property, no later than (120) days after the Closing Date and (ii) with respect to the SDI Real Property, as soon as practicable following the receipt of the necessary Gaming Licenses from the Ohio Lottery Commission, and in no event, later than 30 days following the date thereafter (as such date may be extended by the Administrative Agent in writing in its sole discretion), in order to create in favor of Administrative Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interests and mortgage liens in the Post-Closing Mortgaged Properties (subject to Prior Liens as defined in the Mortgages and Permitted Liens), Administrative Agent shall have received from the Borrower and each applicable Guarantor:

(i)                                     a fully executed and notarized Mortgage, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the PIDI Real Property and SDI Real Property, as more specifically described on Schedule 5.18(b) (each, a “Post-Closing Mortgaged Property”);

(ii)                                  an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in each state in which a Post-Closing Mortgaged Property is located with respect to the enforceability of the form of Mortgage to be recorded in such state and the due authorization, execution and delivery of the Mortgage and such other matters as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

(iii)                               (a) Title Policies, in amounts which are reasonably satisfactory to Administrative Agent, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Administrative Agent; (b) evidence satisfactory to Administrative Agent that such Credit Party has paid to the title company or to the appropriate Governmental Body all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Post-Closing Mortgaged Property in the appropriate real estate records; and (c) such affidavits, certificates, instruments of indemnification (including a so-called “gap” indemnification) as shall be reasonably required to induce the title insurance company to issue the Title Policies contemplated above;

(iv)                              an ALTA survey of the PIDI Real Property, certified to Administrative Agent;

(v)                                 an affidavit with respect to an existing ALTA survey of the SDI Real Property, in form and substance reasonably satisfactory to the title company to delete the standard survey exception from the Title Policy associated with such Post-Closing Mortgaged Property; and

(vi)                              evidence that all other actions that the Administrative Agent may deem reasonably necessary or desirable in order to create valid and subsisting Liens, including UCC fixture filings (if necessary), on the Post-Closing Mortgaged Properties have been taken; and

(vii)                           a completed “Life-of-Loan” FEMA Flood Hazard Determination with respect to each Post-Closing Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the applicable Credit Party relating thereto, if applicable) and, if applicable, evidence of flood insurance in form and substance reasonably acceptable to the Administrative Agent.

ARTICLE VI
Negative Covenants

Each Credit Party covenants and agrees that so long as the Revolving Loans or any other Obligation shall remain unpaid or unsatisfied, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article VI:

Section 6.1                                   Indebtedness.  No Credit Party shall, or shall permit any of its Subsidiaries to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a)                                  the Obligations;

(b)                                 FF&E Financing; provided, that the aggregate principal amount of all such Indebtedness (including any Permitted Refinancing thereof) outstanding at any time shall not exceed the greater of $20.0 million and 4.5% of Consolidated Net Tangible Assets;

(c)                                  Indebtedness incurred by the Borrower or any Guarantor to finance the acquisition, development or construction of any Future Gaming Facility or any Gaming Facility at which gaming operations are not conducted on the Closing Date, but are conducted following the Closing Date as a result of the approval of additional gaming activities by the applicable Gaming Authority; provided that (i) all such Indebtedness shall be either unsecured or expressly subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of a subordination agreement, (ii) no part of the principal or interest of which is required to be paid prior to the date that is six months after the Maturity Date, (iii) upon the incurrence of such Indebtedness and after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing, (iv) upon the incurrence of such Indebtedness and after giving effect thereto, the Borrower shall be in pro forma compliance with the financial covenants set forth in Section 6.13 and shall deliver to Administrative Agent a Compliance Certificate at least five Business Days prior to the date of the incurrence of such Indebtedness demonstrating the same, and (v) upon the incurrence of such Indebtedness and after giving effect thereto, the Adjusted Leverage Ratio shall be at least 0.25 times lower than the Adjusted Leverage Ratio for the applicable period set forth in Section 6.13(a) (i.e., if the Leverage Ratio required in Section 6.13(a) is 7.75 to 1.0, the requirement to incur Indebtedness under this clause (c) shall be 7.50 to 1.0);

(d)                                 Indebtedness incurred in connection with the establishment, construction, development or operation of a Gaming Facility at Scioto Downs Racetrack in Columbus, Ohio following approval of installation of video lottery terminals at such Gaming Facility by the Governor of Ohio, the passage of legislation allowing, or approval by the Ohio legislature of a budget that contemplates, the installation of video lottery terminals at such Gaming Facility, or other action, order or approval by the Governor, legislature or any other regulatory authority of the State of Ohio that authorizes, approves or otherwise enables the operation of video lottery terminals at such Gaming Facility, in an aggregate amount not to exceed the aggregate principle amount of Secured Notes redeemed pursuant to the Scioto Downs Offer; provided, that a portion of such Indebtedness may be outstanding under FF&E Financings which are limited in amount (including all Permitted Refinancing incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this proviso) to $50.0 million at any time outstanding;

(e)                                  Indebtedness of any Guarantor to the Borrower or to any other Guarantor, or of the Borrower to any Guarantor; provided, (i) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent and (ii) any payment by any such Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to the Borrower or to any of its Subsidiaries for whose benefit such payment is made;

(f)                                    the Indebtedness set forth on Schedule 6.1 to this Agreement; provided, that, (i) the Borrower and Guarantors may only make regularly scheduled payments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) the Borrower and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof in a manner that is adverse to the Lenders except, that, the Borrower and Guarantors may, after prior written notice to Administrative Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) the Borrower and each Guarantor shall furnish to Administrative Agent all notices or demands in connection with such Indebtedness either received by the Borrower or such Guarantor or on its behalf, promptly after the receipt thereof, or sent by the Borrower or such Guarantor or on its behalf, concurrently with the sending thereof, as the case may be;

(g)                                 Indebtedness which may be deemed to exist pursuant to one or more guaranties, standby letters of credit, workmen’s compensation claims, performance and surety bonds or completion guarantees, statutory, appeal or similar obligations incurred in the ordinary course of business or pursuant to self-insurance obligations;

(h)                                 so long as the Intercreditor Agreement is in full force and effect, (i) Indebtedness under the Secured Notes Indenture and (ii) any Permitted Refinancing thereof;

(i)                                     other unsecured Indebtedness of any Credit Party in an aggregate amount outstanding as of the date of any Incurrence of such Indebtedness not to exceed $5.0 million;

(j)                                     Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(k)                                  guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(l)                                     guaranties by the Borrower of Indebtedness of a Guarantor or guaranties by a Subsidiary of the Borrower of Indebtedness of the Borrower or a Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; and

(m)                               Indebtedness incurred for the purposes of financing insurance premiums (including, without limitation, extended payment terms) up to an aggregate amount of $750,000 at any time outstanding.

Section 6.2                                   Liens.  No Credit Party shall create or incur, or cause any of its Subsidiaries to create or incur, any Liens on any of the property or assets of such Person, except:

(a)                                  the security interests and Liens of Administrative Agent for the benefit of the Secured Parties granted pursuant to the Security Documentation;

(b)                                 so long as the Intercreditor Agreement is in full force and effect, Liens on the Collateral in favor of the Second Lien Collateral Agent securing the obligations under the Secured Notes Indenture and any Permitted Refinancing and guarantees thereof;

(c)                                  Liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Credit Party or its Subsidiary, as the case may be and with respect to which adequate reserves have been set aside on its books;

(d)                                 statutory liens of carriers, warehousemen, mechanics, material men, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business provided that (1) the underlying obligations are not overdue for a period of more than 60 days, or (2) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiary in accordance with GAAP;

(e)                                  Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)                                    zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of such Credit Party or its Subsidiary as presently conducted thereon or materially impair the value of the real property which may be subject thereto;

(g)                                 Liens arising from FF&E Financing permitted to be incurred pursuant to Section 6.1(b) (and any Permitted Refinancing thereof); provided that such Liens relate solely to the property which is subject to such FF&E Financing;

(h)                                 pledges and deposits of cash by any Credit Party or its Subsidiary in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or employee benefits consistent with the current practices of such Credit Party or its Subsidiary as of the date hereof;

(i)                                     pledges and deposits of cash by any Credit Party or its Subsidiary to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of such Credit Party or its Subsidiary as of the date hereof;

(j)                                     Liens arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) Equipment or other materials which are not owned by any Credit Party or its Subsidiary located on the premises of such Credit Party or its Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Credit Party or its Subsidiary and the precautionary UCC financing statement filings in respect thereof;

(k)                                  judgments and other similar Liens arising in connection with court proceedings that do not constitute an Event of Default; provided, that, (i) such Liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, and (iii) a stay of enforcement of any such Liens is in effect;

(l)                                     the security interests and Liens set forth on Schedule 6.2;

(m)                               purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(n)                                 leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries or materially detracting from the value of the relative assets of the Borrower or any Subsidiary;

(o)                                 Liens arising solely by virtue of any statutory or common law provisions relating to bankers Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower in excess of those set forth by regulations promulgated by the Federal Reserve Board and (ii) such deposit account is not intended by the Borrower or any Subsidiary to provide collateral to the depositary institution;

(p)                                 any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or assets of any person that becomes a Subsidiary after the date hereof prior to the time such person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary, and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such person becomes a Subsidiary, as the case may be;

(q)                                 any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any minority owned joint venture;

(r)                                    Liens on any Closing Date Mortgaged Property which are shown as exceptions on Schedule B of the Title Policies;

(s)                                  Liens creating a security interest in the proceeds of the insurance policy or policies, the premiums of which are financed as permitted under Section 6.01(m);

(t)                                    other Liens on assets securing Indebtedness in an aggregate amount not to exceed $1.5 million at any time outstanding;

(u)                                 Liens in connection with the Oil & Gas Leases and in connection with the Mining Agreement; and

(v)                                 Liens securing Indebtedness permitted pursuant to Section 6.1(d); provided, such liens shall be subject to the terms of, and the representative or trustee with respect to such Indebtedness shall become party to, the Intercreditor Agreement and, if such Liens are pari passu with the Liens securing the Obligations, such Liens shall be granted pursuant to documentation substantially similar to the Security Documentation and the representative or trustee with respect to such Indebtedness shall become party to this Agreement, and if such Liens are subordinated to the Liens securing the Obligations, such Liens shall be granted pursuant to documentation substantially similar to the Secured Notes security documentation (provided that such agreements may exclude from the grant of Liens thereunder assets that are not excluded from the grant of Liens under the Security Documentation); provided that with respect to Indebtedness that is outstanding under FF&E Financings, such Liens do not extend to or cover any other Property other than that item of Property and any improvements on that item.

Notwithstanding any in the foregoing to the contrary, no Credit Party shall permit any Lien on, or grant any security interest in, the Capital Stock of the Guarantors other than a Lien or security interest in favor of Administrative Agent.

Section 6.3                                   Sales and Lease-Backs.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than the Borrower or a Guarantor), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than the Borrower or a Guarantor) in connection with such lease; provided, however, a Credit Party shall be permitted to enter into a Sale Leaseback Transaction with respect to its furniture, fixtures and equipment but such transaction shall be counted on a dollar-for-dollar basis against the basket set forth in Section 6.1(b).

Section 6.4                                   Transactions with Shareholders and Affiliates.  Without the prior consent of Administrative Agent, no Credit Party shall, nor shall it permit any of its Subsidiaries to directly or indirectly:

(i)                                     enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Credit Party, except in the ordinary course of business pursuant to the reasonable requirements of such Credit

Party’s business (as the case may be) and upon fair and reasonable terms no less favorable to such Credit Party than such Credit Party would obtain in a comparable arm’s length transaction with an unaffiliated person; and

(ii)                                  make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services to any Affiliate that is not a Credit Party or an Unrestricted Subsidiary.

Section 6.5                                   Investments.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person other than a Credit Party, including without limitation any joint venture, except:

(a)                                  Investments in Cash and Cash Equivalents;

(b)                                 equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any wholly-owned Guarantor;

(c)                                  Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries;

(d)                                 intercompany loans to the extent permitted under Section 6.1(d);

(e)                                  Capital Expenditures;

(f)                                    Permitted Acquisitions for an aggregate consideration amount not to exceed $5,000,000 during the term of this Agreement;

(g)                                 Investments described on Schedule 6.5; and

(h)                                 Investments in an amount not to exceed $5,000,000 at any time outstanding.

Section 6.6                                   Merger; Disposition of Assets; Acquisitions.  No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)                                  any Subsidiary and any Unrestricted Subsidiary of the Borrower may be merged with or into the Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Borrower or any Guarantor; provided, in the case of such a merger, the Borrower or such Guarantor, as applicable shall be the continuing or surviving Person;

(b)                                 so long as no Default or Event of Default shall have occurred and be continuing, Asset Sales, the proceeds of which are less than $5,000,000 when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year; provided (A) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Borrower (or similar governing body)) and (B) no less than 75% thereof shall be paid in cash;

(c)                                  disposals of obsolete or worn out property; and

(d)                                 disposals of Non-Core Land; and

(e)                                  Investments, including, without limitation, Permitted Acquisitions, made in accordance with Section 6.5.

Section 6.7                                   Fiscal Year; Fiscal Quarter.  No Credit Party shall change its or any of its Subsidiaries’ Fiscal Year or Fiscal Quarter without the prior written consent of the Required Lenders.

Section 6.8                                   Restricted Payments.  No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Payment, except:

(a)                                  the repurchase of Capital Stock of the Borrower upon the exercise of stock options representing the exercise price thereof;

(b)                                 any dividend, distribution or other payment by any of the Guarantors or Subsidiaries of any Credit Party on its Capital Stock that is paid pro rata to all holders of such Capital Stock;

(c)                                  so long as no Default or Event of Default exists, repurchases, redemptions, or other retirements or acquisitions of Capital Stock from the Borrower’s employees or directors or managers (or their heirs or estates) or employees or directors or managers (or their heirs or estates) of its Subsidiaries upon the death, disability or termination of employment or pursuant to the terms of any subscription, stockholder or other agreement or plan in effect on the Closing Date in an aggregate amount pursuant to this clause (c) to all employees, directors or managers (or their heirs or estates) not to exceed $2,000,000 per annum in the aggregate pursuant to this clause (c); and

(d)                                 regularly scheduled payments of interest in respect of the Secured Notes required pursuant to the instruments evidencing such Secured Notes and the Secured Notes Indenture;

(e)                                  so long as no Default or Event of Default exists or would result therefrom, other Restricted Payments in an aggregate amount not to exceed $1,000,000 since the Closing Date;

(f)                                    the Scioto Downs Offer and any Excess Cash Flow Offer; and

(g)                                 so long as no Default or Event of Default exists or would result therefrom, regularly scheduled payments in respect of the Indebtedness permitted pursuant to Section 6.1.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment consisting of any Core Gaming Asset.

Section 6.9                                   Subsidiaries.  No Credit Party shall form, or cause to be formed, any other Subsidiary, except in compliance with Sections 5.12 and 5.13.

Section 6.10                            Conduct of Business.  From and after the Closing Date, no Credit Party shall, nor shall permit any of its Subsidiaries to, engage in any business other than the business engaged in by such Credit Party on the Closing Date and similar or related businesses.

Section 6.11                            Restrictions on Subsidiary Distributions.  Except as otherwise permitted herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Borrower or any other Subsidiary of the Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any Subsidiary of the Borrower, (c) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (d) transfer any of its property or assets to the Borrower or any other Subsidiary of the Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(b) that impose restrictions on the property so acquired, (ii) in the Secured Notes Indenture, (iii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iv) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (v) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (vi) imposed by applicable law, (vii) contained in the Loan Documents and (viii) in agreements evidencing Indebtedness permitted by clauses (c), (f), (g), (i), (k) and (m) of Section 6.1.

Section 6.12                            Amendments to Organizational Documents and Secured Notes Indenture.  None of the Credit Parties shall supplement, modify, amend, restate, extend or otherwise change the terms of or waive any provision of (a) any Credit Party’s articles of incorporation, certificate of formation, bylaws, operating agreement or limited partnership agreement or any similar organizational document, if such supplement, modification, amendment, restatement, extension, change or waiver would be materially adverse to Administrative Agent or the Lenders or (b) the Secured Notes Indenture or any document related thereto that would:

(i)                                     increase the principal amount of the Secured Notes Indenture in excess of the amount permitted under this Agreement;

(ii)                                  increase the interest rate or yield provisions applicable to the Secured Notes;

(iii)                               change any default or event of default or condition to a default or an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto) or add any event of default or change (to an earlier date) any date upon which payment of principal, interest or premium (if any) is due thereon;

(iv)                              add or make any modification that has the effect of adding any financial maintenance covenant or debt incurrence covenant therein;

(v)                                 increase materially the obligations of the Borrower or any of its Subsidiaries, or confer any additional material rights upon, the holders of Secured Notes (or the trustee, agent or other authorized representative for such holders) (in each case, including without limitation, by amending or adding covenants) which would be adverse to the Borrower or any of its Subsidiaries or Administrative Agent or any Lender;

(vi)                              contravene the provisions of this Agreement or the Intercreditor Agreement;

(vii)                           grant or permit additional Liens on any asset or property to secure any Secured Notes unless such additional Liens secure the Obligations and are expressly subject to the Intercreditor Agreement; or

(viii)                        otherwise prohibit or restrict the Borrower’s ability to effect a Scioto Downs Offer or the Excess Cash Flow Offer.

Section 6.13                            Financial Covenants.

(a)                                  Maximum Leverage Ratio.  The Borrower shall not permit the Leverage Ratio as of any date that is the end of the Fiscal Quarter set forth below to be more than the ratio set forth opposite such date:

Fiscal Quarter Ending	Maximum Leverage Ratio
September 30, 2011	7.75:1.00
December 31, 2011	7.75:1.00
March 31, 2012	7.75:1.00
June 30, 2012	7.75:1.00
September 30, 2012	7.50:1.00
December 31, 2012	7.50:1.00
March 31, 2013	7.00:1.00
June 30, 2013	7.00:1.00
September 30, 2013	7.00:1.00
December 31, 2013	6.50:1.00
March 31, 2014	6.50:1.00
June 30, 2014	6.50:1.00
September 30, 2014	6.50:1.00
December 31, 2014	6.50:1.00
March 31, 2015	6.50:1.00
June 30, 2015	6.50:1.00
September 30, 2015	6.50:1.00
December 31, 2015	6.50:1.00

(b)                                 Interest Coverage Ratio.  The Borrower shall not permit the Interest Coverage Ratio for the four Fiscal Quarter period ending on each Fiscal Quarter set forth below to be less than the amount or ratio set forth opposite such Fiscal Quarter period:

Four Fiscal Quarter Ending	Interest Coverage Ratio
September 30, 2011	1.25:1.00
December 31, 2011	1.25:1.00
March 31, 2012	1.25:1.00
June 30, 2012	1.30:1.00
September 30, 2012	1.40:1.00
December 31, 2012	1.40:1.00
March 31, 2013	1.40:1.00
June 30, 2013	1.40:1.00
September 30, 2013	1.40:1.00
December 31, 2013	1.40:1.00
March 31, 2014	1.40:1.00
June 30, 2014	1.40:1.00
September 30, 2014	1.40:1.00
December 31, 2014	1.40:1.00
March 31, 2015	1.40:1.00
June 30, 2015	1.40:1.00
September 30, 2015	1.40:1.00
December 31, 2015	1.40:1.00

(c)                                  Minimum Consolidated EBITDA.  The Borrower shall not permit Consolidated EBITDA for the four Fiscal Quarter period ending on each Fiscal Quarter set forth below to be less than the amount or ratio set forth opposite such Fiscal Quarter period:

Four Fiscal Quarter Ending	Consolidated EBITDA
September 30, 2011	$60,000,000
December 31, 2011	$60,000,000
March 31, 2012	$60,000,000
June 30, 2012	$60,000,000
September 30, 2012	$60,000,000
December 31, 2012	$60,000,000
March 31, 2013	$80,000,000
June 30, 2013	$80,000,000
September 30, 2013	$80,000,000
December 31, 2013	$80,000,000

Four Fiscal Quarter Ending	Consolidated EBITDA
March 31, 2014	$80,000,000
June 30, 2014	$80,000,000
September 30, 2014	$80,000,000
December 31, 2014	$80,000,000
March 31, 2015	$80,000,000
June 30, 2015	$80,000,000
September 30, 2015	$80,000,000
December 31, 2015	$80,000,000

(d)                                 Maximum Capital Expenditures.  The Borrower shall not, and shall not permit its Subsidiaries to, make or incur Capital Expenditures during each Fiscal Year indicated below in excess of the amount set forth opposite such Fiscal Year, evidence of which shall be delivered to Administrative Agent with the applicable Financial Statements and certifications required under Section 5.1:

Fiscal Year	Maximum Capital Expenditures
2011	$25,000,000
2012	$25,000,000
2013	$25,000,000
2014	$25,000,000
2015	$25,000,000

; provided, however, that to the extent that actual Capital Expenditures incurred in any such Fiscal Year shall be less than the maximum amount set forth above for such Fiscal Year (without giving effect to the carryover permitted by this proviso), 50% of the difference between stated maximum amount set forth above and such actual Capital Expenditures shall, in addition to any amount permitted above, be available for Capital Expenditures in the next succeeding Fiscal Year; provided, further, that (i) any Capital Expenditures incurred in the next succeeding Fiscal Year shall be applied first, to the amounts permitted pursuant to this Section 6.13(d) without giving effect to the preceding proviso and second, to the carryover amount from the previous Fiscal Year; and (ii) any carryover amount not used in the next succeeding Fiscal Year shall not be available in the following Fiscal Years; provided, further that for the purposes of determining compliance with this Section 6.13(d), Capital Expenditures related to the construction of the SDI Facility shall not be included in the calculation of Capital Expenditures.

(e)                                  Certain Calculations.  With respect to any period during which an Investment, an Asset Sale or a Permitted Acquisition has occurred, for purposes of determining compliance with the financial covenants set forth in this Section 6.13, Consolidated EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of the Borrower)

using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the Borrower and its Subsidiaries which shall be reformulated as if such Investment, Asset Sale or Permitted Acquisition and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to the outstanding Revolving Loans incurred during such period).

ARTICLE VII
Increased Costs; Taxes; Indemnification; Set Off; Etc.

Section 7.1                                   Increased Costs Generally.

(a)                                  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (excluding any LIBOR Reserve Requirement) or any Issuing Bank;

(ii)                                  subject any Lender or any Issuing Bank to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Base Rate Loan made by it, or change the basis of taxation of payments to such Lender or any Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 7.2 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such Issuing Bank); or

(iii)                               impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Base Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Base Rate Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate.

(b)                                 Capital Requirements.  If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 7.2                                   Taxes.

(a)                                  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Payment of Other Taxes by the Borrower.  Without limiting the provisions of paragraph (i) above or duplicating any payment thereunder, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and any Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Adminis trative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders.

(i)                                     Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A)                              duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B)                                duly completed copies of Internal Revenue Service Form W-8ECI,

(C)                                in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(D)                               any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f)                                    Treatment of Certain Refunds.  If the Administrative Agent, a Lender or any Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant

Governmental Authority) to the Administrative Agent, such Lender or Issuing Bank in the event the Administrative Agent, such Lender or Issuing Bank is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent, any Lender or Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)                                 If a payment made to the Administrative Agent, a Lender or Issuing Bank under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Administrative Agent, Lender or Issuing Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Administrative Agent, Lender or Issuing Bank shall deliver to the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA, to determine that such Administrative Agent, Lender or Issuing Bank, as applicable, has or has not complied with its obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.

Section 7.3                                   Expenses; Indemnity; Damage Waiver.

(a)                                  Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the Facilities, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any Issuing Bank), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or any Issuing Bank, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a

Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Guarantor, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank, any Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank, such Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Bank or Swingline Lender solely in its capacity as such, only the Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Bank or such Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Bank or any such Swingline Lender in connection with such capacity.  The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 10.5.

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for consequential damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than 30 days after demand therefor.

(f)                                    Survival.  Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 7.4                                   Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of any Credit Party against any and all of the obligations of any Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 7.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have.  Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.5                                   Breakage Costs.  In addition to the compensation required under Section 7.1, the Borrower shall pay all administrative fees charged by Lender and indemnify each Lender against any loss or expense (including loss of margin) which such Lender has incurred as a consequence of any payment of any Loan on a day other than the last day of the corresponding Interest Period (whether or not any payment is then due).  If any Lender sustains or incurs any such loss or expense or if any Lender has charged the Borrower for an administrative expense it shall from time to time promptly notify the Borrower and Administrative Agent in writing setting forth in reasonable detail the amount determined in good faith by such Lender (such determination shall be conclusive absent manifest error) to be necessary to indemnify such Lender for such loss or expense and the amount of such administrative expense.  Such amount shall be due and payable by the Borrower to Administrative Agent for the account of such Lender, five Business Days after such notice is given.

Section 7.6                                   Booking of LIBOR Loans.  Any Lender may make, carry or transfer LIBOR Loans at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender.

Section 7.7                                   Inability to Determine LIBOR.  In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to LIBOR Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to the Revolving Loans on the basis provided for in the definition of LIBOR, Administrative Agent shall on such date give notice in writing to the Borrower and each Lender of such determination, whereupon (i) no Revolving Loans may be made as, or converted to LIBOR Loans until such time as Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Borrowing Certificate of Notice of Conversion/Continuation given by the Borrower with respect to the Revolving Loans in respect of which such determination was made shall be deemed to be rescinded by the Borrower.

Section 7.8                                   Mitigation Obligations; Replacement of Lenders.

(a)                                  Designation of a Different Lending Office.  If any Lender requests compensation under Section 7.1, or requires the Borrower to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 7.2, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 7.1 or 7.2, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 7.1, or if the Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 7.2 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with clause (a) above, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.4(a)), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)                                     the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.4(a);

(ii)                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 7) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 7.1 or payments required to be made pursuant to Section 7.2, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)                              such assignment does not conflict with applicable law; and

(v)                                 in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 7.9                                   Defaulting Lenders.

(a)                                  Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)                                     Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)                                  Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 7.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure pursuant to Section 7.10; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 7.10; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 7.9.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 7.9(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               Certain Fees.

(A)                              No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)                                Each Defaulting Lender shall be entitled to receive Letter of Credit Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable

Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 7.10.

(C)                                With respect to any other fees required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LC Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)                              Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in LC Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)                                 Cash Collateral, Repayment of Swingline Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 7.10.

(b)                                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent and each Swingline Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 7.9(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)                                  New Swingline Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 7.10                            Cash Collateral.

(a)                                  At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 7.9 and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)                                 Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Obligations, to be applied pursuant to clause (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided (other than Permitted Liens), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)                                  Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 7.10 or Section 7.9  in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                                 Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 7.10 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 7.9, the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided, further, that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Security Documentation.

ARTICLE VIII
Events of Default

Section 8.1                                   Events of Default.  Any one or more of the following events which shall occur and be continuing shall constitute an “Event of Default”:

(a)                                  Failure to Make Payments When Due.  The Borrower fails to pay any of the Obligations, including failure by the Borrower to pay when due any payment of principal of, or interest on, the Revolving Loans and any LC Reimbursement Obligation, whether at stated maturity, by acceleration, by notice of voluntary prepayment or otherwise, or any fee or any other amount due hereunder, and solely with respect to interest, such failure to pay is continuing for three (3) days after the due date therefor.

(b)                                 Breach of Certain Covenants.  Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.4, Sections 5.4, 5.5, 5.18 or Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.8, 6.10 and 6.13.

(c)                                  Breach of Representations, Etc.  Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Loan Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing, pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made.

(d)                                 Other Defaults Under Loan Documents.  Any Credit Party shall default in the performance of or compliance with any term contained in any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of such Credit Party becoming aware of such default, or (ii) receipt by the Borrower of written notice from Administrative Agent or any Lender of such default.

(e)                                  Default in Other Agreements.  (i) Failure of any Credit Party to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness, including in an aggregate principal amount of $2,500,000 or more, in each case beyond the grace period, if any, provided therefor, or (ii) breach or default by any Credit Party with respect to any other material term of (A) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (B) any loan agreement, mortgage, indenture or other agreement relating to such item of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be, in either case as a result of such breach or default.

(f)                                    Involuntary Bankruptcy, Appointment of Receiver, Etc.  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed within 60 days, or any other similar relief shall be granted under any applicable federal or state law, or (ii) an involuntary case shall be commenced against any Credit Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, interim receiver, receiver-manager, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party, or over all or a substantial part of such Credit Party’s property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party for all or a substantial part of its property or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged.

(g)                                 Voluntary Bankruptcy, Appointment of Receiver, Etc.  (i) Any Credit Party shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, interim receiver, receiver-manager, trustee or other custodian for all or a substantial part of its property; or any Credit Party shall make any assignment for the benefit of creditors, or (ii) any Credit Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Credit Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f).

(h)                                 Judgments and Attachments.  Any money judgment, writ or warrant of attachment or similar process involving in an aggregate at any time an amount in excess of $2,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Credit Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 45 days (or in any event later than 5 days prior to the date of any proposed sale thereunder).

(i)                                     Dissolution.  Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of any Credit Party and such order shall remain undischarged or unstayed for a period in excess of fifteen (15) days, or any Credit Party shall otherwise dissolve or cease to exist (except as permitted by Section 6.7).

(j)                                     Change of Control.  A Change of Control shall occur.

(k)                                  Material Adverse Effect.  A Material Adverse Effect shall occur.

(l)                                     Termination by PGCB.  The PGCB orders the termination of this Agreement or any related Loan Document pursuant to 58 Pa. Code § 441a.13.

(m)                               Security Documentation and other Loan Documents.  At any time after the execution and delivery thereof, (i) (x) this Agreement or any Loan Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or (y) Administrative Agent shall not have or shall cease to have a valid and perfected first priority Lien in any Collateral purported to be covered by the Security Documentation (except (1) as expressly permitted by the Loan Documents or (2) as a result of the Administrative Agent failure to maintain possession of certificates or instruments representing the Collateral delivered to it by any Credit Party), or (ii) any Credit Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability under any Loan Document to which it is a party.

(n)                                 Gaming Licenses.  The suspension or loss (excluding any voluntary termination of such rights in connection with a sale, lease or closure of a site (other than the MPI Hotel/Casino Facilities and the PIDI Hotel/Casino Facilities), provided that such sale, lease or closure was otherwise permitted by, and complied with the provisions of, the Indenture) of the Borrower’s or any of the Borrower’s Subsidiaries’ legal right to operate slot machines or to conduct other gaming operations (other than parimutuel wagering) at the Hotel/Casino Facilities and such suspension or loss continues for more than 90 consecutive days or for 120 days within any consecutive 180-day period.

Section 8.2                                   Remedies.  Upon and after the occurrence of an Event of Default:

(a)                                  Non-Bankruptcy Related Defaults/Termination.  In the case of any Event of Default specified in any Section other than Section 8.1(f), 8.1(g) or 8.1(l), Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower from time to time (i) declare the unpaid principal amount of the Revolving Loans, interest accrued thereon and the obligation of the Issuing Bank to issue Letters of Credit and all other Obligations to be immediately due and payable, which shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (ii) declare all or any portion of any Revolving Commitment of each Lender to make Loans or of the Issuing Bank to issue Letters of Credit to be terminated, whereupon such Revolving Commitments shall forthwith be terminated;

(b)                                 Bankruptcy Events of Default/Termination.  In the case of either of the Events of Default specified in Section 8.1(f), 8.1(g) or 8.1(l), automatically, without any notice to the Borrower or any other act by Administrative Agent, any Lender or the Issuing Bank, each of the following shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower:  (i) the unpaid principal amount of and interest on the Revolving Loans and (ii) all other Obligations.

(c)                                  Remedies in All Events of Default.  Administrative Agent shall, at the request of or with the consent of the Required Lenders, (i) exercise all rights and remedies provided in the Loan Documents, (ii) exercise any right of counterclaim, setoff, banker’s lien or otherwise which it may have with respect to money or property of the Borrower, (iii) bring any lawsuit, action or other proceeding permitted by law for the specific performance of, or injunction against any violation of, any Loan Document and may exercise any power granted under or to recover judgment under any Loan Document, (iv) enforce any and all Liens and security interests created pursuant to Loan Documents, and (v) exercise any other right or remedy permitted by applicable Regulations.

(d)                                 Lenders’ Remedies.  Unless otherwise directed by the Required Lenders, in case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Revolving Loans pursuant to Section 8.2, the Required Lenders and the Issuing Bank, if owed any amount with respect to the Revolving Loans or LC Reimbursement Obligations, may proceed to protect and enforce their rights by suit in equity, action at law or other appropriate proceeding, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lenders or Issuing Bank.

(e)                                  Remedies Cumulative.  No remedy herein conferred upon any Lender or Administrative Agent or the holder of a Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

(f)                                    Licensing of Administrative Agent and Lenders.  In the event of the occurrence of an Event of Default hereunder or under any of the Loan Documents and it shall become necessary, or in the opinion of Required Lenders advisable, for an agent, supervisor, receiver or other representative of Administrative Agent and Lenders to become licensed under the provisions of the laws and/or regulations of any Gaming Authority as a condition to receiving the benefit of any Collateral encumbered by the Mortgages or other Loan Documents for the benefit of Lenders or otherwise to enforce their rights hereunder, Borrower hereby gives its consent to the granting of such license or licenses and agrees to execute such further documents as may be required in connection with the evidencing of such consent.

(g)                                 Exercise of Rights Subject to Applicable Law.  All rights, remedies and powers provided by this Article VIII may be exercised only to the extent that the exercise thereof does not violate any applicable provision of the laws of any Governmental Body and all of the provisions of this Article VIII are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable or not entitled to be recorded or filed under the provisions of any applicable law.

(h)                                 Notice to West Virginia Lottery Commission.  Upon the occurrence of a Default or an Event of Default hereunder or under any of the Loan Documents, the Administrative Agent shall, promptly upon becoming aware of such Default or Event of Default, provide notice of such Default or Event of Default to the West Virginia Lottery Commission.

ARTICLE IX
Administrative Agent

Section 9.1                                   Appointment of Administrative Agent.  JPMCB is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each Lender and Issuing Bank hereby authorizes JPMCB to act as its agent in accordance with the terms hereof and the other Loan Documents.  Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable.  The provisions of this Article IX are solely for the benefit of Administrative Agent, the Lenders and the Issuing Bank, and no Credit Party shall have any rights as a third-party beneficiary of any of the provisions hereof.  In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of the Lenders and does not assume, and shall not be deemed to have assumed, any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.  Administrative Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates.

Section 9.2                                   Powers and Duties.  Each Lender and the Issuing Bank irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents.  Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact, or may assign such duties to its wholly owned nominee without the consent of the Lenders, and shall be entitled to rely on advice of counsel concerning all matters pertaining to such duties.  Administrative Agent shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

Section 9.3                                   Exculpatory Provisions.

(a)                                  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)                                     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)                                  shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)                               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)                                 The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Bank.

(c)                                  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.4                                   Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5                                   Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.6                                   Resignation of Administrative Agent.

(a)                                  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower.  Upon receipt of any such notice of resignation, the Required Lend ers shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, or an Affiliate of any such bank with an office in New York.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                                 If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                                  With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 9.7                                   Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.8                                   No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

Section 9.9                                   Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.7, 7.3 and 10.3) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c)                                  and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.7, 7.3 and 10.3.

Section 9.10                            Collateral and Guaranty Matters.

(a)                                  The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i)                                     to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon termination of all Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of (other than to another Credit Party) as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders; and

(ii)                                  to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

(b)                                 Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.

(c)                                  The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

ARTICLE X
Miscellaneous

Section 10.1                            Amendments and Waivers.

(a)                                  General.  Subject to Section 10.1(b) and Section 10.1(c) below, no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Credit Party therefrom, shall be effective without the written consent of the Required Lenders.

(b)                                 Other Consent.  Notwithstanding the provisions of Section 10.1(a) above, no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)                                     amend, modify, terminate or waive any provision of Article IX as the same applies to Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of Administrative Agent, in each case without the consent of Administrative Agent;

(ii)                                  increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided that no amendment, modification, termination or waiver of any condition precedent, covenant (including any amendment, modification, termination or waiver of any repayment covenants), Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender.

(c)                                  Prior Unanimous Written Consent.  Without the prior unanimous written consent of the affected Lenders:

(i)                                     no amendment, consent or waiver shall (A) affect the amount or extend the time of the obligation of any Lender to make the Revolving Loans or (B) extend the originally scheduled time or times of repayment of the principal of the Revolving Loans or (C) alter the time or times of payment of interest on the Revolving Loans or of any fees payable for the account of the Lenders or (D) alter the amount of the principal of the Revolving Loans or the rate of interest thereon or (E) alter the amount of any fee payable hereunder to the account of the Lenders or (F) permit any subordination of the principal of or interest on the Revolving Loans or (G) permit the subordination of the Lien created by the Security Documentation in any of the Collateral or (H) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Loan Document or (I) affect the definition of “Required Lenders” or “Applicable Percentage”;

(ii)                                  no Collateral, other than in connection with an Asset Sale or any other sale made in accordance with the terms hereof or as otherwise specifically permitted in this Agreement or the Security Documentation, shall be released from the Lien of the Security Documentation;

(iii)                               none of the provisions of Section 2.13 shall be amended, modified or waived; and

(iv)                              none of the provisions of Section 10.1(b) or this Section 10.1(c) shall be amended.

(d)                                 Effect of Notices, Waivers or Consents.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice (except as otherwise specifically required hereunder or under any other Loan Document) or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.1 shall be binding upon each Lender and the Issuing Bank at the time outstanding, each future Lender and Issuing Bank and, if signed by a Credit Party, on such Credit Party.

Section 10.2                            Notices.

(a)                                  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)             If to the Borrower, at:

MTR Gaming Group, Inc.
State Route 2 South
P.O. Box 356
Chester, WV 26034
Attention:  Chief Financial Officer
Facsimile:  (304) 387-2167

with a copy to:

Milbank Tweed Hadley & McCloy LLP
601 South Figueroa Street, 30th Floor
Los Angeles, California 90017
Facsimile:  213-892-4721
Attention:  Deborah Ruosch

(ii)          If to Administrative Agent, Issuing Bank and Swingline Lender at:

JPMorgan Chase Bank, N.A.
1111 Fannin Street, Floor 10
Houston, Texas 77002-6925
Attention:  Erica Hsu
Telephone:  (713) 750-2606
Facsimile:  (713) 750-2223
Email:  erica.y.hsu@jpmchase.com

With a copy to:

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
Telephone:  (212) 318-3836
Facsimile:  (212) 378-2500
Attention:  William J. Miller
Email:  wmiller@cahill.com

(iii)                               if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire;

(iv)                              if to the West Virginia Lottery Commission, at:

West Virginia Lottery Commission

312 MacCorkle Ave SE

Charleston, WV 25314

Attention: John Melton, General Counsel

(b)                                 Notices and other communications to the Lenders and Issuing Bank hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                                  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. The West Virginia Lottery Commission anticipates moving its offices within the next year and may change its address or telecopy number for notices and other communications hereunder by notice to the parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)                                 Electronic Communications.  Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Each of the parties will hereafter notify the other parties in accordance with this Section 10.2 of any change of address or telecopy number to which notice is required to be mailed.

Section 10.3                            Expenses.  Whether or not the transactions contemplated hereby shall be consummated or any Revolving Loan shall be made, the Borrower agrees to pay promptly:

(a)                                  all the actual and reasonable and reasonably documented costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; the reasonable and reasonably documented fees, expenses and disbursements of counsel to Administrative Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, supplements, waivers or other modifications thereto and any other documents or matters requested by the Borrower;

(b)                                 all the actual costs and reasonable and reasonably documented expenses of creating and perfecting Liens in favor of Administrative Agent, for the benefit of the Secured Parties, pursuant hereto, including, without limitation, filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to Administrative Agent and Lenders; and

(c)                                  after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including, without limitation, allocated costs of internal counsel), auditors, accountants, consultants, advisors, agents and appraisers and costs of settlement, incurred by any Administrative Agent and/or Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Loan Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of any guaranty) or in connection with any negotiations, reviews, refinancing or restructuring of the credit arrangements provided hereunder, including, without limitation, in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 10.4                            Enforceability; Successors and Assigns.

(a)                                  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (c) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraphs (e) and (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (c) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                     Minimum Amounts.

(A)                              in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and/or the total outstandings at the time owing to it (in each case with respect to any Loans or Letters of Credit) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                                in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment in respect of the Revolving Credit Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)                                  Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)                               Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)                              the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)                                the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)                                the consent of each Issuing Bank and Swingline Lender shall be required for any assignment in respect of the Revolving Credit Facility.

(iv)                              Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                                 No Assignment to Certain Persons.  No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)                              No Assignment to Natural Persons.  No such assignment shall be made to a natural Person.

(vii)                           Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 2.5, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender there under shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 7.3 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(c)                                  Participations.

(i)                                     Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.3 (d) with respect to any payments made by such Lender to its Participant(s).

(ii)                                  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.1 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Article VII to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 7.8 as if it were an assignee under paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(d)                                 Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 7.1 and 7.2 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 7.2 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 7.2(e) as though it were a Lender.

(e)                                  Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)                                    In the event any Lender is found unsuitable as a Lender under the Credit Agreement by any Gaming Authority (“Unsuitable Lender”), then to the extent permitted by applicable laws:  (a) the Borrower shall have the right to make a voluntary prepayment of the Revolving Loans in the amount necessary to reduce the aggregate Revolving Commitment by the amount of the Revolving Loans held by the Unsuitable Lender, and any payments required in connection with such prepayment shall be made to the Unsuitable Lender and not on a pro rata basis to all Lenders, (without any additional penalties, including any LIBOR breakage costs) until a replacement Lender, if any, commits to acquire the Revolving Loans of the Unsuitable Lender, at which time the aggregate Revolving Commitment shall be increased by the amount of such prepayment, and (b) upon full payment of all outstanding amounts of principal and interest owing it, such Unsuitable Lender shall execute such documents as may be required by Administrative Agent, the Borrower or any applicable Gaming Authority to evidence that such Unsuitable Lender no longer retains any interest under the Loan Documents (other than provisions that expressly survive the repayment in full of the Obligations).  No Credit Party shall be required to pay or reimburse any Unsuitable Lender in applying for a license, qualification or a finding of suitability.

(g)                                 Notwithstanding anything else to the contrary contained herein, any Lender may any time pledge its Revolving Loans and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank and, in the case of any Lender that is a fund, to its trustee for the benefit of its investors; provided, that no such pledge to a Federal Reserve Bank (or in the case of any Lender that is a fund, to its trustee for the benefit of its investors) shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document.

Section 10.5                            Lenders’ Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several and not joint and neither Administrative Agent nor any Lender shall be responsible for the obligation of any other Lender hereunder.  Nothing contained in any Loan Document and no action taken by Administrative Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, provided Administrative Agent fails or refuses to exercise any independent debt, and, provided Administrative Agent fails or refuses to exercise any remedies against the Borrower after receiving the direction of the Lenders, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.6                            Integration.  This Agreement and the other Loan Documents contain and constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior negotiations, agreements and understandings, whether written or oral, of the parties hereto.

Section 10.7                            No Waiver; Remedies.  No failure or delay by any party in exercising any right, power or privilege under this Agreement or any of the other Loan Documents will operate as a waiver of such right, power or privilege.  A single or partial exercise of any right, power or privilege will not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege.  The rights and remedies provided in the Loan Documents will be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.8                            Jurisdiction.  The Borrower and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Bank, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

Section 10.9                            Waiver of Venue.  The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.10                     Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.2.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 10.11                     Counterparts; Integration; Effectiveness; Electronic Execution.

(a)                                  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 3, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.12                     Governing Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND ALL CLAIMS, DISPUTES AND MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, WILL BE GOVERNED BY, AND

CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE.

Section 10.13                     Waiver of Jury.  THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY).  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.14                     Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.15                     Survival.  All representations, warranties, covenants, agreements, and conditions contained in or made pursuant to this Agreement or the other Loan Documents shall survive (a) the making of the Revolving Loans and the payment of the Obligations and (b) the performance, observance and compliance with the covenants, terms and conditions, express or implied, of all Loan Documents, until the due and punctual (i) indefeasible payment of the Obligations and (ii) performance, observance and compliance with the covenants, terms and conditions, express or implied, of this Agreement and all of the other Loan Documents; provided, however, that the provisions of Section 5.16, Section 7.1, Section 7.2, Section 7.3, Section 9.4, Section 9.6 and Section 9.7 shall survive (i) indefeasible payment of the Obligations and (ii) performance, observance and compliance with the covenants, terms and conditions, express or implied, of this Agreement and all of the other Loan Documents.

Section 10.16                     Maximum Lawful Interest.  Notwithstanding anything to the contrary contained herein, in no event shall the amount of interest and other charges for the use of money payable under this Agreement or any other Loan Document exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  The Borrower and the Lenders, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under applicable law, then, ipso facto as of the Closing Date, the Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from the Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Revolving Loans to the extent of such excess.

Section 10.17                     Interpretation.  As used in this Agreement, references to the singular will include the plural and vice versa and references to the masculine gender will include the feminine and neuter genders and vice versa, as appropriate.  Unless otherwise expressly provided in this Agreement (a) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement and (b) article, section, subsection, schedule and exhibit references are references with respect to this Agreement unless otherwise specified.  Unless the context otherwise requires, the term “including” will mean “including, without limitation.”  The headings in this Agreement and in the Schedules are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 10.18                     Ambiguities.  This Agreement and the other Loan Documents were negotiated between legal counsel for the parties and any ambiguity in this Agreement or the other Loan Documents shall not be construed against the party who drafted this Agreement or such other Loan Documents.

Section 10.19                     First Lien Obligations.  The Borrower and each other Credit Party acknowledges and agrees that (a) the Obligations shall constitute “First Lien Obligations” (as defined in the Intercreditor Agreement) for all purposes of the Intercreditor Agreement, including, without limitation, Section 6.1 thereof, (b) this Agreement shall constitute a “Credit Agreement” (as defined in the Secured Notes Indenture) for all purposes of the Secured Notes Indenture, (c) (i) this Agreement shall constitute the “First Lien Credit Agreement,” (ii) the Loan Documents shall constitute the “First Lien Loan Documents,” (iii) the “Revolving Loans” shall constitute “First Lien Loans” and (iv) the Security Documentation shall constitute “First Lien Security Documents,” in each case, for all purposes of the Intercreditor Agreement and (e) the Obligations shall constitute “Senior Debt” and “Designated Senior Debt” (as each such term is defined in the Secured Notes Indenture) for all purposes of the Secured Notes Indenture.

Section 10.20                     Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i)  any rating agency in connection with rating the Borrower or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries;

provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.21                     Additional Gaming Provisions.

(a)                                  Notwithstanding anything contained in this Agreement or in the Security Documentation to the contrary relating to Collateral located in the Commonwealth of Pennsylvania, Administrative Agent hereby confirms that it does not and will not have or otherwise claim a security interest in, or lien on, monies and other funds on account for taxes owed to the Commonwealth of Pennsylvania under Chapter 14 of the Pennsylvania Race Horse Development and Gaming Act, 4 Pa. Cons. Stat. Ann. § 1101 et. seq.

(b)                                 The Lenders acknowledge that (i) the PGCB has the authority pursuant to 58 Pa. Code § 441a.13 to review agreements pertaining to PIDI, (ii) if the PGCB finds that an agreement is not in the public interest or is inimical to the interest of gaming in the Commonwealth of Pennsylvania, the PGCB may, by order, require the termination of the agreement or association of any person associated therewith, or pursue any remedy or combination of remedies authorized by applicable law.  The Lenders further acknowledge that the Borrower and the Guarantors may terminate this Agreement, or any related Loan Document, if the PGCB orders the termination of this Agreement or any related Loan Document pursuant to 58 Pa. Code § 441a.13.  Upon any such termination an Event of Default shall have occurred and be continuing and all Obligations shall be immediately due and payable.

Notwithstanding anything contained in this Agreement or in the Security Documentation to the contrary, the Collateral shall not include, and no security interest shall be granted with respect to, any Gaming License or Gaming Equipment if and to the extent that a security interest in such Gaming License or Gaming Equipment (i) is prohibited by applicable law, rule or regulation or (ii) requires the consent of any Governmental Authority or Gaming Authority (including, but not limited to, the West Virginia Lottery Commission) which has not yet been obtained.

Lenders acknowledge that (i) any lender that is not a bank or other licensed lending institution must be approved by the West Virginia Lottery Commission prior to the extension of credit and (ii) although advance approval is not required by the PGCB, the PGCB retains the right, upon a finding of probable cause, to investigate the suitability of lenders; provided, that the Credit Parties acknowledge that as of the Closing Date, the Lenders party hereto have been approved by the West Virginia Lottery Commission.

[Remainder of page intentionally left blank; signatures on following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

MTR GAMING GROUP, INC., a Delaware corporation

By:	/s/ John W. Bittner, Jr.
Name: John W. Bittner, Jr.
Title: Executive Vice President and
Chief Financial Officer

GUARANTORS:

MOUNTAINEER PARK, INC., a West Virginia corporation

By:	/s/ John W. Bittner, Jr.
Name: John W. Bittner, Jr.
Title: Treasurer

PRESQUE ISLE DOWNS, INC., a Pennsylvania corporation

By:	/s/ John W. Bittner, Jr.
Name: John W. Bittner, Jr.
Title: Chief Financial Officer

SCIOTO DOWNS, INC., an Ohio corporation

By:	/s/ John W. Bittner, Jr.
Name: John W. Bittner, Jr.
Title: Chief Financial Officer

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Mohammad S. Hasan
Name: Mohammad S. Hasan
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

LENDERS:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Mohammad S. Hasan
Name: Mohammad S. Hasan
Title: Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]